                                                                   EXHIBIT 10.80




                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG



                       CORRECTIONS CORPORATION OF AMERICA,



                      ABBEY NATIONAL TREASURY SERVICES PLC



                                       AND



                       AGECROFT PROPERTIES (NO. 2) LIMITED









                                 April 10, 2001


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                                TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF CAPITAL STOCK.......................................1
        Section 1.01   Purchase and Sale of Capital Stock..........................1
        Section 1.02   Purchase Price..............................................2
        Section 1.03   Closing.....................................................2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF CCA...................................2
        Section 2.01   Organization and Existence..................................2
        Section 2.02   Subsidiaries................................................3
        Section 2.03   Authorization...............................................3
        Section 2.04   No Violation................................................3
        Section 2.05   Capital Structure of API....................................4
        Section 2.06   Consents....................................................4
        Section 2.07   CCA SEC Reports and Financial Statements....................4
        Section 2.08   API Financial Statements; No Undisclosed Liabilities........5
        Section 2.09   Assets......................................................6
        Section 2.10   Absence of Changes; Subsequent Events.......................6
        Section 2.11   Solvency....................................................6
        Section 2.12   Tax Matters.................................................7
        Section 2.13   Leases and Contracts........................................9
        Section 2.14   Legal Proceedings..........................................11
        Section 2.15   Compliance with Applicable Laws and Orders.................11
        Section 2.16   Licenses...................................................11
        Section 2.17   Commissions and Fees.......................................12
        Section 2.18   Corporate Records..........................................12
        Section 2.19   API SEC Filings............................................12
        Section 2.20   No Shareholder Approval....................................12
        Section 2.21   Insurance..................................................12
        Section 2.22   Bank and Brokerage Accounts; Investment Assets.............13
        Section 2.23   Power of Attorney..........................................13
        Section 2.24   Accounts Receivable........................................13
        Section 2.25   Foreign Corrupt Practices Act; 1940 Act; Corrupt Gifts
                       and Payments...............................................13
        Section 2.26   Environmental Matters......................................14
        Section 2.27   Employee Benefit Plans.....................................14
        Section 2.28   Affiliate Transactions.....................................16
        Section 2.29   Full Disclosure............................................16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ANTS AND API 2......................17
        Section 3.01   Organization and Existence.................................17
        Section 3.02   Authorization..............................................17
        Section 3.03   Consents...................................................17
        Section 3.04   Legal Proceedings..........................................18
        Section 3.05   Commissions and Fees.......................................18

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
        Section 3.06   No Violation...............................................18
        Section 3.07   No Shareholder Approval....................................18
        Section 3.08   Understanding Required by Direct Agreement.................19

ARTICLE IV ADDITIONAL AGREEMENTS..................................................19
        Section 4.01   Regulatory and Other Approvals.............................19
        Section 4.02   No Solicitation............................................20
        Section 4.03   Cooperation................................................20
        Section 4.04   Access.....................................................20
        Section 4.05   Conduct of Business........................................21
        Section 4.06   Affiliate Transactions.....................................22
        Section 4.07   Books and Records..........................................23
        Section 4.08   Notice and Cure............................................23
        Section 4.09   Termination of Employees...................................23
        Section 4.10   Confidentiality............................................23
        Section 4.11   Use of Proceeds............................................24

ARTICLE V TERMINATION OF AGREEMENT................................................24
        Section 5.01   Termination................................................24
        Section 5.02   Effect of Termination......................................25

ARTICLE VI CONDITIONS TO OBLIGATIONS OF ANTS AND API 2............................25
        Section 6.01   Representations and Warranties.............................25
        Section 6.02   Performance................................................25
        Section 6.03   Closing Documents..........................................25
        Section 6.04   No Action/Proceeding.......................................26
        Section 6.05   Consents...................................................26
        Section 6.06   No Material Adverse Effect.................................26
        Section 6.07   Contribution of Note.......................................26
        Section 6.08   Waiver Upon Closing........................................26

ARTICLE VII CONDITIONS TO OBLIGATIONS OF CCA......................................26
        Section 7.01   Representations and Warranties.............................26
        Section 7.02   Performance................................................26
        Section 7.03   Closing Documents..........................................26
        Section 7.04   No Action/Proceeding.......................................27
        Section 7.05   Waiver Upon Closing........................................27
        Section 7.06   Consents...................................................27
        Section 7.07   No Material Adverse Effect.................................27

ARTICLE VIII TAX COVENANTS........................................................27
        Section 8.01   Section 338 Election.......................................27
        Section 8.02   Preparation of Tax Returns.................................28
        Section 8.03   Retention of Records.......................................29


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
ARTICLE IX CLOSING DELIVERIES.....................................................30
        Section 9.01   Deliveries by CCA..........................................30
        Section 9.02   Deliveries by ANTS or API 2................................33

ARTICLE X INDEMNIFICATION.........................................................34
        Section 10.01  Survivability..............................................34
        Section 10.02  Indemnification............................................34
        Section 10.03  Cap on Indemnification Obligations.........................34
        Section 10.04  Method of Asserting Claims.................................35
        Section 10.05  Tax Indemnification........................................37
        Section 10.06  Plan Indemnification.......................................38
        Section 10.07  Additional Tax Indemnification Matters.....................38
        Section 10.08  Limitation on Tax Liability................................39

ARTICLE XI MISCELLANEOUS..........................................................39
        Section 11.01  Statements as Representations..............................39
        Section 11.02  Remedies Cumulative........................................39
        Section 11.03  Expenses...................................................39
        Section 11.04  Notices....................................................40
        Section 11.05  Definitions................................................41
        Section 11.06  Further Assurances.........................................50
        Section 11.07  Governing Law..............................................50
        Section 11.08  Captions...................................................50
        Section 11.09  Entire Agreement; Amendment................................50
        Section 11.10  Counterparts...............................................51
        Section 11.11  Severability...............................................51
        Section 11.12  Assignment; Binding Effect.................................51
        Section 11.13  Parties in Interest........................................51
        Section 11.14  Waivers Strictly Construed.................................51
        Section 11.15  Transfer Taxes.............................................51
        Section 11.16  Character of Payments......................................51
        Section 11.17  No Third Party Beneficiary.................................52
        Section 11.18  Stamp Duty.................................................52
        Section 11.19  Payment of VAT Receivable..................................52
        Section 11.20  Post-Closing Matters.......................................52


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



                               INDEX OF SCHEDULES

Schedule                              Description
--------                              -----------
2.01            API Foreign Qualifications/Licenses
2.04(c)         API Resulting Defaults and Violations
2.06            CCA Consents
2.08(a)         API Financial Statements
2.08(b)         API Liabilities
2.10            API Subsequent Events
2.12            API Tax Matters
2.12(e)         Tax Jurisdictions
2.13            API Material Contracts
2.13(b)         API Amendments to Material Contracts
2.14            API Legal Proceedings
2.15            API Notices of Governmental Violations or Defaults
2.16            API Licenses
2.17            CCA/API Commissions and Fees
2.18            API Directors, Officers and Employees
2.21            Insurance
2.22            API Banking Relationships
2.24            API Accounts Receivable Security Arrangements
2.27            API Employee Benefit Plans
2.28            Liabilities of API


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

                            STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (the "AGREEMENT"), made and entered into as of the 10th day of April, 2001, by and among ABBEY NATIONAL TREASURY SERVICES plc, a public limited company incorporated in England and Wales and registered with company number 2338548 ("ANTS"), AGECROFT PROPERTIES (NO. 2) LIMITED, a private limited company incorporated in England and Wales and registered with company number 4167343 and a wholly-owned subsidiary of ANTS ("API 2"), and CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation formerly known as Prison Realty Corporation and as Prison Realty Trust, Inc. ("CCA"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in Section 11.05 hereof.

                              W I T N E S S E T H:

        WHEREAS, CCA owns 1,000 shares of common stock, no par value, of Agecroft Properties, Inc., a Tennessee corporation ("API"), which constitutes all of the issued and outstanding shares of capital stock (the "SHARES") of API;

        WHEREAS, API was formed as a special purpose entity solely to design, develop, construct, finance and sublease a prison facility located in the United Kingdom at Agecroft Road, Salford, England (the "PROJECT");

        WHEREAS, CCA desires to sell to API 2, and API 2 desires to acquire from CCA, the Shares, on the terms and subject to the conditions contained in this Agreement;

        WHEREAS, the boards of directors of each of CCA, API 2 and ANTS have approved the sale by CCA, and the purchase by API 2, respectively, of the Shares upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the parties hereto desire to consummate all transactions contemplated under this Agreement, all in accordance with the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, conditions, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                       PURCHASE AND SALE OF CAPITAL STOCK

        SECTION 1.01 PURCHASE AND SALE OF CAPITAL STOCK. On and subject to all of the terms and conditions of this Agreement, CCA agrees to sell, transfer, convey and deliver to API 2, and ANTS agrees to cause API 2 to purchase and acquire from CCA, all of the rights, title and interest of CCA in and to the Shares, free and clear of all Liens, on the Closing Date. The certificate representing the Shares (the "CERTIFICATE") shall be in genuine and unaltered form, duly endorsed in blank by

CCA, or accompanied by a stock power duly executed by CCA endorsed in blank and delivered to API 2 at Closing, pursuant to the additional terms and conditions set forth herein.

        SECTION 1.02 PURCHASE PRICE. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement, in consideration of the sale, assignment, transfer, conveyance and delivery of the Shares, at the Closing ANTS will cause API 2 to pay to CCA, or to Lehman as agent under the Credit Agreement Documents as directed by CCA in writing, an aggregate purchase price of U.K. (pound)46,585,000.00 (the "PURCHASE PRICE"), less the Estimated Taxes Due, the Retention Amount and any commissions and fees as directed by CCA in writing, pursuant to Section 2.17 hereof, payable in cash as provided in Section 1.03 below.

        SECTION 1.03 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place and be effective, for all purposes on the date (the "CLOSING DATE") which is (i) the later of April 10, 2001 or the fifth (5th) Business Day after all conditions to the respective obligations of the parties, as set forth herein in Articles VI and VII, have been satisfied or waived, or (ii) such other date on which the parties mutually agree. The Closing shall take place at the offices of Stokes Bartholomew Evans & Petree, P.A., in Nashville, Davidson County, Tennessee, U.S.A., unless another place is mutually agreed upon by the parties hereto. At the Closing, API 2 will pay the Purchase Price to or for the benefit of CCA by wire transfer or other form of immediately available funds to such account designated by CCA in writing to API 2 at least three (3) Business Days prior to the Closing Date. Simultaneously, CCA will assign, transfer and convey to API 2 good and valid title in and to the Shares, free and clear of all Liens, by delivering to API 2 the Certificate in accordance with Section 1.01 of this Agreement. At the Closing there shall also be delivered by CCA, ANTS and API 2 the agreements and documents required to be delivered by them under Article IX hereto.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF CCA

        CCA, on behalf of itself and API, as applicable, hereby represents and warrants to ANTS and API 2, as follows:

        SECTION 2.01 ORGANIZATION AND EXISTENCE. Each of CCA and API is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as now conducted, and is duly qualified or authorized to do business and is in good standing in all jurisdictions (foreign, state or local) in which the conduct or nature of its business makes such qualification or licensing necessary, except for those jurisdictions where the failure to so qualify would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2.01, API is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction other than in the State of Tennessee, and no such jurisdiction has demanded, requested or otherwise indicated that API is required so to qualify.

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        SECTION 2.02 SUBSIDIARIES. API does not have a direct or indirect ownership or economic interest in, and is not obligated, by contract or otherwise, to purchase any direct or indirect ownership or economic interest in, any Subsidiary.

        SECTION 2.03 AUTHORIZATION. CCA has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement (including, without limitation, to own, hold, sell and transfer the Shares) and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement, and has taken all corporate action required to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery by CCA of this Agreement, the performance by CCA and API of its obligations hereunder and the consummation by CCA and API of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CCA, no other corporate action on the part of CCA or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by CCA and is a valid, legal and binding obligation of CCA enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally or by principles of equity, whether applied in a proceeding at law or in equity.

        SECTION 2.04 NO VIOLATION. The execution and delivery of this Agreement by CCA does not, and the consummation by CCA of the transactions contemplated hereby will not:

               (a) conflict with or violate or result in the breach of any provision of the charter or bylaws of CCA, API or any of their respective subsidiaries;

               (b) conflict with or result in a violation or breach of any Law or Order applicable to CCA, API or any of their respective Subsidiaries or Assets and Properties; or

               (c) except as set forth on Schedule 2.04(c), (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require CCA, API or any of their respective Subsidiaries to obtain any consent, approval or action of, or make any filing with or give notice to any Person as a result or under the terms of,
(iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon CCA, API, or any of their respective Subsidiaries or Assets and Properties under any Material Contract or License to which CCA, API or any of their respective Subsidiaries is a party or by which any of their respective Assets and Properties is bound, or, to the knowledge of CCA, under the DCMF Agreement, the Lease or the O&M Contract;

except in the case of paragraphs (b) and (c)(i)-(vi) only, for such violations, breaches, defaults, consents or filings, terminations or accelerations or other events or matters for which the occurrence or the failure to occur would not have a Material Adverse Effect.

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        Without limiting the foregoing, the consummation of the transactions contemplated by the Agreement will not, to the knowledge of CCA, implicate: (i) any obligations under the Maryland Business Combination Act (Maryland General Corporation Law, Title 3, Subtitle 6) or (ii) any veto or other contractual rights of current or former shareholders of CCA or any other Person to veto the transactions contemplated by the Agreement.

        SECTION 2.05 CAPITAL STRUCTURE OF API.

               (a) As of the date hereof, the authorized capital stock of API consists solely of one thousand (1,000) shares of common stock, no par value per share, of which one thousand (1,000) shares are issued and outstanding, all of which are owned of record by CCA.

               (b) Other than as set forth above, there are no issued and outstanding shares of capital stock of API and no Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the shareholders of API may vote is issued or outstanding. All of the Shares are owned beneficially and of record by CCA, are duly authorized and validly issued and are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws of the United States and will be delivered to API 2 free and clear of all Liens, including without limitation that certain Promissory Note dated July 6, 1998 from API, as maker, payable to the order of CCA, in the principal amount of U.S. $65.0 million (the "NOTE"), which shall be contributed to the capital of API at or prior to Closing. The Shares are not subject to preemptive rights. Except as contemplated by this Agreement, there are no outstanding Options with respect to API or the Shares, and no securities of API are reserved for issuance for any purpose. There are no outstanding obligations of CCA or API to repurchase, redeem or otherwise acquire the Shares and, as of the date hereof, no irrevocable proxies have been granted with respect to the Shares. The delivery of the Certificate at the Closing representing the Shares in the manner provided in Section 1.03 will transfer to API 2 good and valid title to the Shares, free and clear of all Liens.

        SECTION 2.06 CONSENTS. Except for the Stock Transfer Consent and except as set forth on Schedule 2.06 hereto or in respect of any filings, registrations, permits, authorizations, consents, waivers, declarations, orders, approvals or notices required by API 2 or ANTS, neither the execution, delivery or performance of this Agreement by CCA, nor the consummation by CCA of the transactions contemplated hereby, nor compliance by CCA with any of the provisions hereof, will require any filing or registration with, or permit, authorization, waiver, consent, declaration, order or approval of, or notice to, any Person or Governmental Authority (each a "PERMIT"), including any filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), except for such Permits the failure of which to obtain or make would not have a Material Adverse Effect. CCA acknowledges that the Stock Transfer Consent has been obtained from the Authority.

        SECTION 2.07 CCA SEC REPORTS AND FINANCIAL STATEMENTS.

               (a) Since January 1, 1998, CCA (or its predecessors) has filed with the Securities and Exchange Commission (the "SEC") all forms, statements, reports and documents (including all

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exhibits, post-effective amendments and supplements thereto) (the "CCA SEC
REPORTS") required to be filed by it under each of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"). As of their respective dates, the CCA SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) except with respect to (A) misstatements or omissions which would not, individually or in the aggregate, have a material adverse effect on the business, operations, financial position, results of operation, prospects or condition (financial or otherwise) of CCA, and/or (B) alleged misstatements or omissions which formed the factual basis for that series of class action lawsuits brought against CCA by current and former stockholders of CCA and its predecessors, which have been definitively settled pursuant to the terms of settlement agreements receiving final court approvals in February 2001, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of CCA's Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC. Except as specifically disclosed in the CCA SEC Reports filed prior to the date of this Agreement, there are no other transactions, agreements, arrangements or understandings between CCA and its Subsidiaries, on the one hand, and API, on the other, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

               (b) The audited consolidated financial statements and the unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the CCA SEC Reports (collectively, the "CCA FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated therein or the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually, or in the aggregate, materially adverse to CCA and its Subsidiaries taken as a whole) the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for their respective periods then ended.

        SECTION 2.08 API FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

               (a) Attached as Schedule 2.08(a) are true and complete copies of the unaudited balance sheets and income statements of API as of and for the periods ending December 31, 1998, 1999 and 2000 and the unaudited balance sheet (the "LATEST BALANCE SHEET") and income statement (the "LATEST INCOME STATEMENT") of API as of March 31, 2001 (collectively, the "API FINANCIAL STATEMENTS"). Except for the absence of (x) information that ordinarily would be contained in the notes to audited financial statements and (y) normal year-end adjustments which an audit would reveal, none of which in the aggregate would be material, the API Financial Statements were based on the Books and Records of API, were prepared in accordance with United States GAAP applied on a consistent basis during the periods involved and fairly present, in all material respects, the

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financial condition and results of operations of API as of the dates and for the periods indicated therein.

               (b) There are no Liabilities or obligations of, relating to or affecting API or its Assets and Properties of any nature, whether absolute, accrued, contingent or otherwise, that are not either fully reflected or reserved against in the API Financial Statements or disclosed in Schedule 2.08(b).

        SECTION 2.09 ASSETS.

               (a) The only Assets and Properties of API are as shown on the Latest Balance Sheet and the Contracts listed on Schedule 2.13.

               (b) Except for the Sub-Lease and the Access Agreement, API does not own or hold any interest in any real property.

               (c) The Assets and Properties of API as shown on the Latest Balance Sheet and the Contracts listed on Schedule 2.13 constitute all assets, properties and rights necessary to operate the business of API in substantially the manner in which it is currently being operated. To the knowledge of CCA, and except as set forth in the Agecroft Agreements, there is no resolution or proposal for compulsory acquisition of any of API's Assets and Properties by any Governmental Authority.

        SECTION 2.10 ABSENCE OF CHANGES; SUBSEQUENT EVENTS. Except for the execution and delivery of this Agreement and the transactions contemplated hereby, since December 29, 2000 there has not been any change, event or development which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the business, operations, financial position, results of operation, prospects or condition (financial or otherwise) of CCA, except for such events which have been previously publicly disseminated by CCA via either (i) press release or
(ii) the CCA SEC Reports, including without limitation any changes or amendments to the Agecroft Agreements. Except as set forth in Schedule 2.10 or as contemplated by this Agreement, since December 29, 2000 API has conducted its business only in the ordinary course consistent with past practice, and neither CCA nor API has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 4.05.

        SECTION 2.11 SOLVENCY. CCA and API are solvent and, after giving effect to the transactions contemplated hereby, each of CCA and API will have Assets and Properties having a fair value in excess of the amount required to pay its probable liabilities on its existing Indebtedness and other Liabilities as they become absolute and matured.

        SECTION 2.12 TAX MATTERS.

               (a) Except as set forth in Schedule 2.12 hereto:

                   (i) Each of API and CCA have timely filed, or caused to be filed on its behalf, all Tax returns required to be filed by it or by the common parent of a consolidated, combined or unitary Tax group, on its behalf (collectively, the "TAX RETURNS") and as of the time of filing, all the applicable Tax Returns were complete and accurate in all material respects. Each of CCA and API has paid all Taxes (whether or not shown on any Tax Return) due or claimed to be due from it by federal, state, local or foreign taxing authorities, except for Taxes being contested in good faith as to which adequate reserves have been provided and which are disclosed in the CCA or API Financial Statements, as applicable, and Taxes currently payable without penalty or interest, except where failure to so file or make such payments could not reasonably be expected to have a Material Adverse Effect.

                   (ii) Neither CCA nor API has requested any extension of time within which to file or send any Tax Return, which Tax Return has not since been filed or sent.

                   (iii) No deficiency for any Taxes with respect to either CCA or API has been proposed, asserted or assessed against either CCA or API, except for Taxes as to which adequate reserves have been provided and which are disclosed in the CCA or API Financial Statements, as applicable.

                   (iv) No agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Tax with respect to either CCA or API, and no power of attorney with respect to any such Tax, has been filed with the United States Internal Revenue Service or any other Governmental Authority.

                   (v) No claim for unpaid Tax with respect to CCA or API has become a Lien of any kind against the Assets and Properties of CCA or API or is being asserted against either CCA or API.

                   (vi) Neither CCA nor API is a party to or is otherwise bound by (or has any Assets and Properties bound by) any Tax sharing agreement, Tax indemnity obligation or similar agreement or arrangement.

               (b) For purposes of this Agreement, "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the United States Internal Revenue Code of 1986, as amended (the "CODE")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or additional minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

               (c) No claim has ever been made by any Governmental Authority in a jurisdiction where API does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

               (d) API has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

               (e) Schedule 2.12(e) lists all jurisdictions in which federal, state, local and foreign Tax Returns are filed with respect to API and indicates those Tax Returns that have been audited or that are currently the subject of audit.

               (f) API has not filed a consent under Code Section 341(f) concerning collapsible corporations. API is not required to include in income any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method. API has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
Section 162(m) or 280G. API has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). API has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. API has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was CCA) and API has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of
Law), as a transferee or successor, by contract, or otherwise.

               (g) API (A) has not participated in an international boycott as defined in Code Section 999; (B) has no permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and that foreign country; and (C) has no material item of income or gain reported for financial accounting purposes in a pre-closing period which is required to be included in taxable income for a post-closing period.

               (h) CCA has filed a consolidated federal income Tax Return with API for the taxable year immediately preceding the current taxable year and CCA is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under applicable state, local or foreign Tax law) with respect to API.

               (i) API is not and has never been resident in the United Kingdom for any Tax purposes.

               (j) API does not and never has carried on a trade within the United Kingdom.

               (k) All amounts paid or payable to API under the Access Agreement or the Sub-Lease have been or will be made without deduction or withholding of any Tax.

               (l) The Tax Returns for API disclose all capital allowances taken by API pursuant to the Capital Allowances Act of 1990 with respect to the periods covered thereby; true, correct and complete copies of such Tax Returns have been provided to API 2. CCA shall provide or procure the provision to ANTS or API 2 of all information and assistance which API, API 2 or ANTS or any successor in title to any asset or class of assets owned by API prior to or as at the date of this Agreement (in this Section 2.12(l), the "ASSETS") may reasonably require to prepare and make any claims in respect of United Kingdom capital allowances in relation to any of the Assets.

               (m) API is registered for the purposes of the Value Added Tax Act 1994 (the "VATA").

               (n) API has elected to waive exemption under paragraph 2 of
Schedule 10 to the VATA in relation to the land and premises situated in the United Kingdom at Agecroft Road, Salford, England.

               (o) API is entitled under the VATA to credit or repayment for all of its input tax.

               (p) VAT is chargeable on all supplies made for VATA purposes by API pursuant to the Access Agreement and the Sub-Lease.

               (q) API is not obliged to make at any time, nor has it made since the date of its last accounts for the period ended December 31, 2000, any payments which will not either:

                   (i) be wholly deductible in the accounting period in which they will be, or have been, paid or incurred either as a trading expense or as a charge on income; or

                   (ii) be deductible as depreciation or amortization expenses under applicable tax depreciation and amortization regulations over the period or periods specified therein; or

                   (iii) be eligible for relief from Tax, in the accounting period in which such payments are accrued under an accruals basis of accounting which satisfies the requirements of the relevant legislation, under the provisions of Chapter II of Part II of the Finance Act 1993, Chapter II of Part IV of the Finance Act 1994 or Chapter II of Part IV of the Finance Act 1996.

               (r) All Material Contracts by virtue of which API has any right or in the enforcement of which API is interested have been duly stamped, or will be duly stamped in connection with Closing, to the extent required by applicable Laws.

        SECTION 2.13 LEASES AND CONTRACTS.

               (a) Except for the Note, Schedule 2.13 sets forth for API a true and complete list of all Contracts (whether written or oral) (true and complete copies or, if none, reasonably complete and accurate written descriptions of which have been delivered to API 2 prior to the execution of this Agreement) to which API is a party or by which it or any of its Assets and Properties may be subject or bound (each, a "MATERIAL CONTRACT" and, collectively, the "MATERIAL CONTRACTS").

               (b) None of the Material Contracts or, to the knowledge of CCA, the DCMF Agreement, the Lease or the O&M Contract, have been modified or amended, or assigned or transferred, except as specified in Schedule 2.13(b). Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of CCA, API, or their respective Subsidiaries, as the case may be, and, to the knowledge of CCA, of each other party thereto; and except as disclosed in Schedule 2.13(b) neither CCA, API, nor any of their respective Subsidiaries, as the case may be, nor, to the knowledge of CCA, any other party to such Contract, is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), the effect of which, individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect. CCA has no knowledge that the DCMF Agreement, the Lease or the O&M Contract are not in full force and effect and do not constitute a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, or that any party thereto is in violation or breach under any such Contracts (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contracts), the effect of which, individually or in the aggregate, would or could reasonably be expected to have, a Material Adverse Effect.

               (c) No event or condition presently exists which constitutes a default or breach, or, after notice or lapse of time or both, would constitute a default or breach by CCA, API, or their respective Subsidiaries, as the case may be, or, to the knowledge of CCA, any other party thereto, under any of the Material Contracts or the DCMF Agreement, the Lease or the O&M Contract, the effect of which, individually or in the aggregate, would have or could reasonably be expected to have a Material Adverse Effect, and the consummation of the transactions contemplated hereby will not cause any such default or breach under any of the Material Contracts, or, to the knowledge of CCA, under the DCMF Agreement, the Lease or the O&M Contract.

               (d) Neither CCA, API nor any of their respective Subsidiaries, nor to the knowledge of CCA, any other party, is in violation or breach of or default under (or with notice or lapse of time or both, would be in violation or breach of or default under) (i) any of the Material Contracts, the DCMF Agreement, the Lease or the O&M Contract, (ii) the Credit Agreement Documents, the 12% Note Documents, the Subordinated Note Documents, or (iii) any other Contract to which CCA or any of its Subsidiaries is a party or by which any of them or their Assets and Properties are subject or bound, the violation or breach of or default under would have or could reasonably be expected to have a Material Adverse Effect.

               (e) As of the date of this Agreement, the rental payments payable under Clause 9 of the Access Agreement are in the amount of (pound)423,667 per month, and have not been varied in accordance with Clause 10 of the Access Agreement or Clause 15 of the Development Agreement.

               (f) Prior to the Novation Date (as defined in clause 2.22 of the Development Agreement) no liabilities accrued in respect of API under the Development Agreement, the

Construction Agreement or the Construction Direct Agreement which remained outstanding on the Novation Date.

               (g) API is a "Qualifying Developer" pursuant to Section 11.2 of the Access Agreement.

        SECTION 2.14 LEGAL PROCEEDINGS. Except as disclosed in Schedule 2.14, there are no claims, actions, suits, proceedings, arbitrations, audits or investigations, either at law (criminal or civil) or in equity ("ACTIONS OR PROCEEDINGS") pending or, to the knowledge of CCA, threatened by or against or otherwise affecting CCA or any Subsidiary (including API) or their respective Assets and Properties which could reasonably be expected, if decided in a manner adverse to CCA or such Subsidiary (including API), to result in liability to API or which could otherwise have a Material Adverse Effect. There are no Actions or Proceedings pending or, to the knowledge of CCA, threatened or proposed, involving CCA or any Subsidiary (including API) or any of their respective Assets and Properties, that (i) questions the validity of this Agreement, (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by CCA or API under this Agreement or (iii) would otherwise result in a diminution of the benefits contemplated by this Agreement to API 2. There are no outstanding Orders against or affecting API or its Assets and Properties. To the knowledge of CCA, there are no facts or circumstances known to CCA or API, that could reasonably be expected to give rise to any such Action or Proceeding or Order that would be required to be disclosed above.

        SECTION 2.15 COMPLIANCE WITH APPLICABLE LAWS AND ORDERS. The business and operations of API are and, except as could not reasonably be expected to have a Material Adverse Effect, have been operated in compliance with all applicable Laws and other requirements of Governmental Authorities. As of the date of this Agreement, to the knowledge of CCA, no investigation or review by any Governmental Authority with respect to API or any of their respective officers or directors (present and former) is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same. Except as disclosed on Schedule 2.15, neither CCA nor API is, nor has it received any notice that it is, in violation of or in default under any Law or Order applicable to CCA, API or any of their respective Assets and Properties the effect of which, individually or in the aggregate with other such violations and defaults, would or could reasonably be expected to have a Material Adverse Effect.

        SECTION 2.16 LICENSES. Schedule 2.16 contains, to the knowledge of CCA, a true and complete list of all Licenses which are used in and material to the business or operations of API. Prior to the execution of this Agreement, CCA or API has delivered to API 2 true and complete copies of all such Licenses. Except as set forth in Schedule 2.16, (i) API owns or validly holds all Licenses that are material to, and are necessary for the effective operation of, its business or operations; (ii) each License listed on Schedule 2.16 is valid, binding and in full force and effect and not subject to any conditions, except as contained in such License; (iii) API has performed and is in compliance with each obligation, condition, restriction, agreement and other legal and administrative requirements of such License; and (iv) neither CCA nor API has received any notice that API is, and API is not, in violation of or in default under (or with the giving of notice or lapse of time or both, would be in violation of or in default under) any such License, except for such nonperformance, noncompliance, violations and defaults that would not have nor could reasonably be expected to have, a Material Adverse Effect.

        SECTION 2.17 COMMISSIONS AND FEES. Except as disclosed in Schedule 2.17 to this Agreement, there are no claims for brokerage commissions, investment banker's fees or finder's fees in connection with the transactions contemplated by this Agreement resulting from any action taken by CCA or API or, to the knowledge of CCA, any of their officers, directors or agents. All such commissions, fees and expenses are the responsibility of CCA.

        SECTION 2.18 CORPORATE RECORDS. API has delivered or provided to API 2 for its review true, complete and correct copies of the following items with respect to API, as amended and presently in effect: (a) charter, (b) bylaws, (c) minute books, (d) stock registration books (or other books showing the transfer of equity interests in an entity) and (e) other similar records (all hereinafter referred to as the "CORPORATE RECORDS"). The Corporate Records contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the board of directors and all committees of the board of directors of API from the date of API's incorporation or formation to the date hereof. The stock registration books are complete and accurate, contain a true and complete record of all transactions with regard to equity interests in API from the date of its incorporation or formation to the date hereof, are kept outside the United Kingdom and the Shares are not paired with the shares of a United Kingdom company or a company whose stock registration books are kept in the United Kingdom. Schedule 2.18 contains a true, complete and correct list of each director, officer, employee or independent contractor of API as of the date hereof and since its date of incorporation, and the position held by, salary or other compensation earned by or paid to, and any Contracts with, each with or from API and/or CCA.

        SECTION 2.19 API SEC FILINGS. API has never issued any security covered by a registration statement filed with the SEC pursuant to the Securities Act or the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "1940 ACT"), and no security issued by API has ever been registered pursuant to the Exchange Act. All shares of API capital stock were issued pursuant to a valid exemption from the registration requirements of the Securities Act and applicable state securities laws.

        SECTION 2.20 NO SHAREHOLDER APPROVAL. Except for the approval of CCA as the sole shareholder of API, no approval by the shareholders of any entity (including CCA) is required as to CCA for the purpose of this Agreement or the consummation of the transactions hereunder by CCA.

        SECTION 2.21 INSURANCE. Schedule 2.21 contains a true and complete list of all material insurance policies maintained by API, or for the benefit of API, and currently in effect that insure the business, operations, Assets and Properties, employees or directors of API or affect or relate to the ownership and operation of API and its Assets and Properties, and such policies constitute all policies required by the Agecroft Agreements, or, to the knowledge of CCA, the DCMF Agreement, the Lease or the O&M Contract, to be maintained by or for the benefit of API in such amounts as required therein. All such policies are valid and binding and in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received with respect to any such policy and API is not in default thereunder in any material respect. The insurance policies referred to in
Schedule 2.21 will remain in full force and effect and will not in any way be affected by or terminate by reason of, any of the transactions contemplated hereby. Neither CCA, API nor any of their respective Subsidiaries has received notice that any insurer under any policy referred to in this Section 2.21 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

        SECTION 2.22 BANK AND BROKERAGE ACCOUNTS; INVESTMENT ASSETS. Schedule
2.22 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which API has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of API having signatory power with respect thereto; and (c) a list of each Investment Asset, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto deposited in such bank or other institution.

        SECTION 2.23 POWER OF ATTORNEY. API does not have any powers of attorney or comparable delegations of authority outstanding, including, without limitation, any agents.

        SECTION 2.24 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 2.24, the accounts and notes receivable of API reflected on the Latest Balance Sheet included in the API Financial Statements, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the knowledge of CCA, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement,
(v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Latest Balance Sheet included in the API Financial Statements, and (vi) are not the subject of any Actions or Proceedings brought by or on behalf of API. Schedule 2.24 sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of API. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for API a perfected security interest in the related collateral, have been taken.

        SECTION 2.25 FOREIGN CORRUPT PRACTICES ACT; 1940 ACT; CORRUPT GIFTS AND PAYMENTS.

               (a) Neither CCA nor any Subsidiary (including API), nor, to the knowledge of CCA, any director, officer, agent, employee or other person associated with or acting on behalf of CCA or any Subsidiary (including API), has, with respect to API or any of its Assets or Properties: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

               (b) Neither CCA nor API is an "investment company" within the meaning of such term under the 1940 Act.

               (c) Neither CCA nor any Subsidiary (including API), nor, to the knowledge of CCA, any director, officer, agent, employee or other personnel associated with or acting on behalf of CCA or any Subsidiary (including API), has breached or allegedly breached Clause 51.1 of the DCMF Agreement.

        SECTION 2.26 ENVIRONMENTAL MATTERS. To the knowledge of CCA, no Order has been issued, no claim that CCA or API (with respect to the Project) has violated any Environmental Law has been filed, no penalty has been assessed and no investigation, review or proceeding is pending or threatened by any Governmental Authority with respect to any alleged failure by CCA or API (with respect to the Project) to have any License required under applicable Environmental Laws in connection with the conduct of the business of API and, to the knowledge of CCA, there are no facts or circumstances in existence which could reasonably be expected to form the basis for any of the foregoing. Neither CCA nor API (in respect of the Project) is in violation of, and has not received any claim or notice that it is in violation of, any Environmental Law in connection with its conduct of the Project. There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of Hazardous Materials by CCA, API, or any of their respective Subsidiaries or, to the knowledge of CCA, any other Person, at the Project in violation of any applicable Law, License or Order, or which would require remedial action under any applicable Law, License or Order. There has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto the Project or into the environment surrounding the Project of any Hazardous Materials due to or caused by CCA or any of its Subsidiaries (including API) or, to the knowledge of CCA, any other Person.

        SECTION 2.27 EMPLOYEE BENEFIT PLANS.

               (a) There are no Company Plans except as set forth on Schedule 2.27; provided, however, that a Company Plan which does not cover and has never covered any employee or independent contractor of API shall not be required to be set forth on Schedule 2.27 unless such Company Plan is or has ever been subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA. With respect to each Company Plan listed on Schedule 2.27, to the extent applicable:

                   (i) all contributions, premiums and other payments required by Law or any Company Plan or applicable collective bargaining agreement to have been made under any such Company Plan (without regard to any waivers granted under Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA) to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and no amounts are or will be due to the PBGC (except for premiums in the ordinary course of business); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of CCA, API or any of their Affiliates to, under or on account of each Company Plan shall have been paid prior to Closing or shall have been fully reserved and provided for on the API Financial Statements;

                   (ii) no Company Plan that is or has ever been subject to
Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined therein), whether or not waived, no liability under Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA has been incurred or is expected to be incurred with respect to any such Company Plan subject thereto (other than premiums incurred and paid when due), nor has there been any "reportable event" within the meaning of Section 4043(c) of ERISA with respect to any such Company Plan;

                   (iii) the actuarial present value on a termination basis of accrued benefits under each of the Plans sponsored by CCA, API or any ERISA Affiliate which is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, based upon the interest rate assumptions that would be utilized by the PBGC to value annuities for a pension plan termination and the other actuarial assumptions and methods currently used for such Company Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Plan;

                   (iv) no event has occurred and no condition exists with respect to any Company Plan that has resulted or could result in: (A) liability under Section 4069 or 4212(c) or any other provision of Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA, to API 2 or any of its Affiliates that would not have been incurred by API 2 or any of its Affiliates but for the transactions contemplated hereby, or to CCA or API, or (B) a Lien on or after the Closing under Section 401(a)(29) of the Code or under ERISA with respect to any property of API 2, CCA, API or any of their Affiliates that would not been incurred but for the transactions contemplated hereby, or with respect to any Asset and Property of CCA or API, API 2 or any subsidiary;

                   (v) none of CCA, API or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA;

                   (vi) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Plan that could result in any material liability;

                   (vii) except as identified on Schedule 2.27, none of CCA, API or any ERISA Affiliate has at any time: (A) had any obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA, and (B) withdrawn in any complete or partial withdrawal from any "multiemployer plan" as defined in Section 3(37) of ERISA; and, if CCA, API and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, none of CCA, API or any ERISA Affiliate would incur any withdrawal liability, except as set forth on Schedule 2.27; and

                   (viii) with respect to each Title IV Plan, true, correct, and complete copies of the applicable following documents have been delivered to API 2: Forms 5500, financial statements, and actuarial reports for the last three Company Plan years.

               (b) Without limiting any other provision of this Section 2.27, no event has occurred and no condition exists, with respect to any Company Plan, that has subjected or could subject CCA, API or any Company Plan or any successor thereto, to any Tax, fine, penalty or other liability (other than, in the case of API and the Company Plans, a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Company Plan with respect to any employee of API). No event has occurred and no condition exists, with respect to any Company Plan that could subject API or any of its Affiliates, or any Company Plan maintained by API or any Affiliate thereof, to any Tax, fine, penalty or other liability, that would not have been incurred by API or any of its Affiliates, or any such Company Plan, but for the transactions contemplated hereby. API has no liability for, under, with respect to or otherwise in connection with any Company Plan, which liability arises under ERISA or the Code, by virtue of API being aggregated in a controlled group or affiliated service group with any ERISA Affiliate (other than API) for purposes of ERISA or the Code at any relevant time prior to the Closing. No Company Plan other than a Company Plan is or will be directly or indirectly binding on API 2 by virtue of the transactions contemplated hereby.

        SECTION 2.28 AFFILIATE TRANSACTIONS. Except as disclosed in Schedule
2.28 or in the Material Contracts (with respect to API and APM only) and except for the Note, as of the date of this Agreement, (i) there are no intercompany Liabilities between API, on the one hand, and CCA, or, to the knowledge of CCA, any officer, director, Affiliate or Associate of CCA or any Associate of any such officer, director or Affiliate (other than API), on the other, (ii) neither CCA nor, to the knowledge of CCA, any such officer, director, Affiliate or Associate provides or causes to be provided any assets, services or facilities to API, (iii) API does not provide or cause to be provided any assets, services or facilities to CCA or, to the knowledge of CCA, any such officer, director, Affiliate or Associate and (iv) API does not beneficially own, directly or indirectly, any Investment Assets of CCA or, to the knowledge of CCA, any such officer, director, Affiliate or Associate. Except as disclosed in Schedule 2.28, each of the Liabilities and transactions listed in Schedule 2.08(a) was incurred or engaged in, as the case may be, on an arm's-length basis. Except as disclosed in Schedule 2.28 or provided in Section 6.07, since the date of the Latest Balance Sheet, all settlements of intercompany Liabilities between API, on the one hand, and CCA or, to the knowledge of CCA, any such officer, director, Affiliate or Associate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

        SECTION 2.29 FULL DISCLOSURE. Documents delivered or to be delivered by CCA to API 2 or in the Schedules hereto are true, correct and complete in all material respects, and no representation or warranty made by CCA in this Agreement and no statements made by or on behalf of or relating to CCA or API or their respective Assets and Properties contained in the Schedules or attachments hereto or in any certificate or document furnished or made available to API 2 pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation, warranty or statement not misleading.

Documents delivered or to be delivered to API 2 pursuant to this Agreement are or will be true and complete copies of what they purport to be. Since December 29, 2000, CCA has provided API 2 with all information and documents reasonably requested by API 2 in connection with the transactions contemplated hereby.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF ANTS AND API 2

        ANTS, on behalf of itself and API 2, as applicable, hereby represents and warrants to CCA as follows:

        SECTION 3.01 ORGANIZATION AND EXISTENCE. ANTS is a public limited company, and API 2 is a private limited company, each of which is duly organized and validly existing and in good standing under the laws of England and Wales with full corporate power and authority to conduct its business as now conducted, and is duly qualified or authorized to do business and is in good standing in all jurisdictions (foreign, state or local) in which the ownership, use or leasing of its Assets and Properties or the conduct or nature of its business makes such qualification or licensing necessary, except for those jurisdictions where the failure to so qualify would not have, individually or in the aggregate, an adverse effect on the validity or enforceability of this Agreement or on the ability of ANTS or API 2 to perform their respective obligations hereunder.

        SECTION 3.02 AUTHORIZATION. ANTS and API 2 have all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by them pursuant to this Agreement, and have taken all corporate action required to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the consummation of the transactions hereunder, have been approved by the respective Boards of Directors of ANTS and API 2 in accordance with their respective memoranda and articles of association, no other corporate action on the part of ANTS, API 2 or their respective shareholders being necessary. This Agreement has been duly executed and delivered by ANTS and API 2 and is a valid and binding obligation of ANTS and API 2 enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditor's rights generally or by principles of equity, whether applied in a proceeding at law or in equity.

        SECTION 3.03 CONSENTS. Except for the Stock Transfer Consent, neither the execution, delivery or performance of this Agreement by ANTS and API 2 nor the consummation by ANTS and API 2 of the transactions contemplated hereby, nor compliance by ANTS and API 2 with any of the provisions hereof, will require any Permit, including any filing pursuant to the HSR Act, except as would not have an adverse effect on the validity or enforceability of this Agreement or on the ability of ANTS or API 2 to perform their respective obligations hereunder. ANTS and API 2 each acknowledge that the Stock Transfer Consent has been obtained from the Authority.

        SECTION 3.04 LEGAL PROCEEDINGS. There are no Actions or Proceedings before any Governmental Authority of any kind, now pending or to the knowledge of ANTS or API 2 threatened or proposed, or any outstanding Orders, involving ANTS or API 2 or any of their respective Assets and Properties, that (i) questions the validity of this Agreement, (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by ANTS or API 2 under this Agreement, or (iii) would otherwise result in a diminution of the benefits contemplated by this Agreement to CCA. To the knowledge of ANTS or API 2, there are no facts or circumstances that could reasonably be expected to give rise to any such Action or Proceeding or Order that would be required to be disclosed above.

        SECTION 3.05 COMMISSIONS AND FEES. There are no claims for brokerage commissions, investment banker's fees or finder's fees in connection with the transactions contemplated by this Agreement resulting from any action taken by ANTS or API 2 or, to the knowledge of ANTS and API 2, any of their officers, directors, agents or Subsidiaries.

        SECTION 3.06 NO VIOLATION. The execution and delivery of this Agreement by ANTS and API 2 does not, and the consummation by ANTS and API 2 of the transactions contemplated hereby will not:

               (a) conflict with or violate or result in the breach of any provision of the respective memoranda or articles of association of ANTS or API 2;

               (b) to the knowledge of ANTS and API 2, conflict with or result in a violation or breach of any Law or Order applicable to ANTS or API 2 or any of their respective Assets and Properties; or

               (c) to the knowledge of ANTS and API 2, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require ANTS or API 2 to obtain any consent, approval or action of, or make any filing with or give notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon ANTS, API 2, or any of their respective Assets and Properties under, any Contract or License to which ANTS or API 2 is a party or by which any of their respective Assets and Properties is bound;

except in the case of paragraphs (b) and (c)(i)-(vi) only, for such violations, breaches, defaults, consents or filings, terminations or accelerations or other events or matters for which the occurrence or the failure to occur would not have an adverse effect on the validity or enforceability of this Agreement or on the ability of ANTS or API 2 to perform their respective obligations hereunder.

        SECTION 3.07 NO SHAREHOLDER APPROVAL. No approval by the shareholders of ANTS or API 2 or any of their Affiliates is required for the purpose of this Agreement or the consummation of the transactions hereunder by ANTS or API 2.

        SECTION 3.08 UNDERSTANDING REQUIRED BY DIRECT AGREEMENT. Either ANTS or API 2 has provided to the Authority those written undertakings required by
Section 21.3(v) of the Direct Agreement.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

        ANTS, API 2 and CCA each agree to the following from and after the date hereof to and including the Closing Date or such other time as specified by the mutual agreement of the parties hereto:

        SECTION 4.01 REGULATORY AND OTHER APPROVALS.

               (a) CCA will and will cause API to (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as reasonably practicable to obtain, in a timely, accurate and complete manner, all consents, approvals or actions of, to make all filings with and to give all notices to all Governmental Authorities or any other Person required of CCA, API or any of their respective Subsidiaries to consummate the transactions contemplated hereby, including, without limitation, the Stock Transfer Consent and any other consents or approvals required of CCA or API from the Authority pursuant to the Agecroft Agreements, (ii) provide such other information and communications to such Governmental Authorities or other Persons as API 2 or such Governmental Authorities or other Persons may reasonably request and (iii) cooperate with API 2 as promptly as is reasonably practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of API 2 to consummate the transactions contemplated hereby. CCA will provide prompt notification to API 2 when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise API 2 of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

               (b) ANTS will and will cause API 2 to (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as reasonably practicable to obtain, in a timely, accurate and complete manner, all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of API 2 to consummate the transactions contemplated hereby; including, but not limited to, those written undertakings required of ANTS and/or API 2 under Section 21.3(v) of the Direct Agreement as a condition precedent to the Stock Transfer Consent and any consents or approvals required of ANTS or API 2 from the Authority under the Agecroft Agreements or any other Person to the Deed of Novation, (ii) provide such other information and communications to such Governmental Authorities or other Persons as CCA, API or such Governmental Authorities or other Persons may reasonably request and (iii) cooperate with CCA and API as promptly as is reasonably practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of CCA or API to consummate the transactions contemplated hereby. API 2 will provide prompt notification to CCA when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise CCA of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

        SECTION 4.02 NO SOLICITATION. From the date of this Agreement until and including the Closing Date, CCA will not take, nor will it permit API (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of CCA or API) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to engage in any Business Combination with respect to or involving API, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any transaction referred to in subclause (a) above, (c) to furnish or cause to be furnished any information with respect to or involving API or its Assets and Properties to any Person who CCA (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any such transaction. Notwithstanding the foregoing, neither CCA nor API (nor any Person retained by or acting on behalf of CCA or API) shall be precluded from providing information to, or discussing, negotiating and executing agreements with, any person or entity that makes a proposal pursuant to which such other person or entity would engage in a Business Combination with respect to or involving API, if and to the extent the Board of Directors of CCA reasonably determines in good faith (after consultation with its legal counsel) that they are required to authorize such actions by their fiduciary duties. If CCA or API (or any such Person acting for or on their behalf) receives from any Person (other than API 2 or its Representatives ) any offer, inquiry or informational request referred to above, CCA will promptly advise such Person, by written notice, of the terms of this
Section 4.02 and will promptly, orally and in writing, advise API 2 of such offer, inquiry or request and deliver a copy of such notice to API 2.

        SECTION 4.03 COOPERATION. Subject to the terms and conditions of this Agreement, each of ANTS, API 2 and CCA shall use all reasonable efforts, in the most expeditious manner reasonably practicable, and shall proceed diligently and in good faith, (i) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to effectuate and complete the transactions contemplated herein, including, without limitation, the satisfaction of their respective conditions to the transactions contemplated hereby listed in Articles VI or VII, as applicable, and their respective delivery requirements listed in
Article IX and (ii) to cause their respective obligations hereto to be satisfied as promptly as reasonably practicable.

        SECTION 4.04 ACCESS. After the execution of this Agreement and continuing until the Closing, CCA will, and shall cause API to, permit API 2 and its counsel, accountants, engineers and other representatives (the "REPRESENTATIVES"), full reasonable access during normal business hours to all of the directors, officers, employees and contractors, Books and Records, Contracts, commitments and other records of or relating to or involving API and its Assets and Properties and, subject to the terms and conditions of the Access Agreement and the other Agecroft Agreements, as applicable, full reasonable access during normal business hours to the Project and to the Assets and Properties of API, and will furnish API 2 and its Representatives during such period with all such information concerning API's affairs and such copies of such documents relating thereto, as API 2 or its Representatives may reasonably request.

        SECTION 4.05 CONDUCT OF BUSINESS.

               (a) During the period from the date hereof until the Closing Date, CCA (i) will cause API to conduct business only in, and none of CCA or its Subsidiaries (including API) shall take any action with respect to API and its Assets and Properties, except in the ordinary course of business consistent with past practice and (ii) will, and will cause its Subsidiaries (including API) to, comply with the terms and conditions of each of the Agecroft Agreements as applicable.

               (b) Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, (i) CCA and API will use all commercially reasonable efforts to preserve intact the present business organization and reputation of API, maintain the Assets and Properties of API in good working order and condition, ordinary wear and tear excepted, not engage in any action that would adversely affect the insurance policies listed on Schedule O of the DCMF Agreement, maintain the goodwill of customers, vendors, suppliers, lenders and other Persons with whom API has significant business relationships, maintain the Books and Records of, or with respect to, API (including all accounting, financial, tax or other reporting and other policies and procedures, in the usual, regular and ordinary manner and comply, in all material respects, with all Licenses, Laws and Orders applicable to API and its Assets and Properties and (ii) without the prior written consent of API 2, such consent not to be unreasonably conditioned or withheld, and, except as contemplated by this Agreement, CCA will not permit or cause API to, and API will not:

                   (i) amend or propose to amend its charter or bylaws (or other comparable organizational documents) or take any action with respect to any reorganization, liquidation or dissolution of API;

                   (ii) authorize, issue, sell or otherwise dispose of any shares of capital stock of or any Options with respect to API, or modify or amend any right of any holder of its outstanding shares of capital stock or Options;

                   (iii) declare, set aside or pay any dividend or other distribution in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or any of its Options;

                   (iv) split, combine, reclassify or take action with respect to any of its capital stock or adopt a plan of complete or partial liquidation or resolutions providing therefor;

                   (v) acquire or dispose of, or incur any Lien on, any of its Assets and Properties;

                   (vi) (a) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to (1) any Contract, or (2) any material License or (b) granting any irrevocable powers of attorney;

                   (vii) violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any License held or used by API or any Contract or Order to which API is a party or by which any of its Assets and Properties is bound;

                   (viii) (a) incur, create, assume, guarantee or otherwise become liable for any Indebtedness, or (b) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of API under, any such Indebtedness or Liability of or owing to API, other than in accordance with
Section 6.07 hereof;

                   (ix) engage with any Person in any Business Combination, except as provided in Section 4.02;

                   (x) make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets or acquire any assets;

                   (xi) make any change in the lines of business in which it participates or is engaged;

                   (xii) write off or write down any of API's Assets and Properties outside the ordinary course of business consistent with past practice;

                   (xiii) except as required by Law, (x) permit any material change in (1) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit allowance or Tax practice or policy or
(2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes, or (y) make any material Tax election or settle or compromise any material income Tax liability with any Governmental Authority;

                   (xiv) take or agree to take any action that would make any representation or warranty in this Agreement untrue or incorrect, in any material respect, result in any condition to close in Article VI not to be satisfied or would otherwise violate this Agreement or prevent the consummation of the transactions contemplated hereby, except as provided in Section 4.02; or

                   (xv) enter into any agreement to do or engage in any of the foregoing.

        SECTION 4.06 AFFILIATE TRANSACTIONS. Immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts other than the Material Contracts (with respect to API and APM only) between CCA, any officer, director, Affiliate or Associate of CCA or any associate of any such officer, director or Affiliate (other than API), on the one hand, as listed in Schedule 2.28, and API, on the other, will be paid in full, except as provided in Section 6.07 hereof, and CCA will terminate and will cause any such officer, director, Affiliate or Associate to terminate each Contract with API other than the Material Contracts. Prior to the Closing, API will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis, with CCA or any such officer, director, Affiliate or Associate, except with the consent of API 2.

        SECTION 4.07 BOOKS AND RECORDS. On the Closing Date, CCA will deliver to API 2 at the offices of API all of the Books and Records, and if at any time after the Closing CCA discovers in its possession or under its control any other Books and Records, it will promptly deliver such Books and Records to API 2.

        SECTION 4.08 NOTICE AND CURE. Each of CCA and API, on the one hand, and ANTS and API 2, on the other, will notify the other promptly in writing of, and contemporaneously will provide such other party with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of CCA or API, on the one hand, or ANTS or API 2, on the other, under this Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance or will prevent the fulfillment of any condition to close or delivery requirement of such party. Each party also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, no later than fifteen (15) days following receipt of any such notice from the other party (but in no event later than the fifteenth (15th) day after the date specified in Section 5.01(g)), any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 4.08 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

        SECTION 4.09 TERMINATION OF EMPLOYEES. Immediately prior to the Closing or at an earlier time, API shall terminate all of its employees or independent contractors, as listed on Schedule 2.18, with the result that, as of the Closing, API shall cease to employ any employees or have any independent contractors. Any Liabilities owing to any such employees or independent contractors shall be satisfied in full prior to the Closing, and any Contracts with such employees or independent contractors shall be terminated.

        SECTION 4.10 CONFIDENTIALITY.

               (a) CCA, ANTS and API 2 each covenant and agree with the other party that: all discussions and negotiations by the parties with respect to this Agreement or the transactions contemplated by this Agreement and all information furnished by or obtained from the other party in connection with this Agreement or the transactions contemplated by this Agreement are to be kept confidential and are not to be disclosed to third parties without the prior written consent of the other parties, except, in each case, (i) as required by applicable Law or legal process or the rules and regulations of any Governmental Authority, (ii) becomes generally available to the public other than through a disclosure by any party or their respective Representatives, (iii) for information that was or becomes available to any party or any of their respective Representatives on a non-confidential basis from a person that is not under an obligation (whether contractual, legal or fiduciary) to keep such information confidential, (iv) to those directors, officers, employees of the parties hereto, and those representatives of the parties' legal, accounting and financial advisors, who need to know of such discussions and negotiations for purposes of evaluating the transactions contemplated by this Agreement, and (v) to those third parties as may be reasonably necessary to facilitate the consummation of the transactions contemplated by this Agreement; including, but not limited to, the Authority in connection with obtaining the Stock Transfer Consent, the Deed of Novation or any other consents or approvals in connection with this Agreement or the consummation of the transactions contemplated by this Agreement. Any disclosure of confidential information proposed to be made by a party pursuant to (i) above shall only be of such portion of the confidential information as is legally required to be disclosed after notice to and consultation with the other party. The obligations of CCA, ANTS and API 2 under this Section 4.10(a) shall survive the Closing of this transaction or any termination of this Agreement.

               (b) Neither party hereto shall make any public announcement or release regarding the transactions contemplated by this Agreement without the prior consent of the other parties, which consent shall not be unreasonably withheld except as required by applicable Law, the rules and regulations of any Governmental Authority (including without limitation any regulation of the SEC) or any rule of the New York Stock Exchange or any other stock exchange on which the securities of either CCA or the parent company of ANTS, as the case may be, may be listed in the future. The parties will use their reasonable best efforts to consult with each other regarding any public announcement or release contemplated hereby.

               (c) In the event the transactions contemplated by this Agreement are not consummated, for any reason, ANTS and API 2 will promptly return to CCA all records, documents and other information provided to them from CCA or API, and CCA will promptly return to ANTS and API 2 all records, documents and other information provided to CCA from them, and all parties will treat all such records and information as confidential.

        SECTION 4.11 USE OF PROCEEDS. CCA shall apply the Purchase Price in accordance with the terms and conditions of the Credit Agreement Documents.

                                    ARTICLE V
                            TERMINATION OF AGREEMENT

        SECTION 5.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing: (a) by mutual agreement of CCA, ANTS and API 2; (b) by ANTS and API 2, if there has been a material violation or breach by CCA of any of the agreements, representations or warranties contained in this Agreement which has not been cured as provided in Section 4.08 hereof or waived in writing; (c) by ANTS and API 2, if any of the conditions set forth in Article VI hereof have not been satisfied by the Closing or have not been waived in writing by ANTS and API 2; (d) by CCA, if there has been a material violation or breach by ANTS or API 2 of any of the agreements, representations or warranties contained in this Agreement which has not been cured as provided in Section 4.08 hereof or waived in writing; (e) by CCA, if any of the conditions set forth in Article VII hereof have not been satisfied by the Closing or have not been waived in writing by CCA; (f) by CCA if the Board of Directors of CCA determines in the exercise of its fiduciary duties to authorize a Business Combination with respect to or involving API other than the transactions contemplated by this Agreement; (g) by CCA or by ANTS and API 2 at any time after April 30, 2001 if the transactions contemplated by this Agreement shall not have been consummated and such failure to consummate was not caused by a breach of this Agreement by the terminating party; or (h) by any party in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

        SECTION 5.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 5.01, in the absence of fraud or willful breach on the part of ANTS or API 2, on the one hand, or on the part of CCA, on the other hand, CCA will not have any liability to ANTS or API 2, and neither ANTS nor API 2 shall have any liability to CCA, as the case may be, under this Agreement, provided, however, that (i) the provisions of Sections 4.10 and 11.03 herein shall survive such termination and (ii) nothing contained herein shall relieve any party hereto from liability for fraud or the willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE VI
                   CONDITIONS TO OBLIGATIONS OF ANTS AND API 2

        All obligations of ANTS and API 2 hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived specifically in writing by API 2 in whole or in part):

        SECTION 6.01 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by CCA in this Agreement shall be true and correct in all material respects as of the date hereof (other than those made as of a specified date) and at and as of the time of the Closing as though such representations and warranties were made at and as of Closing (or such specified date).

        SECTION 6.02 PERFORMANCE. CCA and API shall have performed and complied with all agreements, obligations, conditions and covenants required by this Agreement to be so complied with or performed prior to Closing.

        SECTION 6.03 CLOSING DOCUMENTS. CCA shall have delivered (or caused to have been delivered) to API 2 each of the items to be delivered by CCA or API at Closing pursuant to Section 9.01, together with such other documents (good standing certificates, incumbency certificates, secretary's certificates, etc.) as API 2 or its counsel may reasonably request.

        SECTION 6.04 NO ACTION/PROCEEDING. No Action or Proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein or that could otherwise reasonably be expected to result in (a) a diminution of the benefits to API 2 of the transactions contemplated hereby or (b) a Material Adverse Effect, and no Governmental Authority shall have taken any other action or made any request of CCA, API, ANTS or API 2 as a result of which ANTS, API 2 and CCA (collectively, reasonably and in good faith) deem that to proceed with the transactions hereunder may constitute a violation of Law.

        SECTION 6.05 CONSENTS. Intentionally Omitted.

        SECTION 6.06 NO MATERIAL ADVERSE EFFECT. There shall not have occurred since December 29, 2000 any event or events or any development which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        SECTION 6.07 CONTRIBUTION OF NOTE. CCA shall have contributed the Note to the capital of API.

        SECTION 6.08 WAIVER UPON CLOSING. In the event ANTS and API 2 proceed to close the transactions contemplated hereby on the Closing Date, then all unsatisfied conditions precedent set forth herein shall be deemed to have been waived by ANTS and API 2.

                                   ARTICLE VII
                        CONDITIONS TO OBLIGATIONS OF CCA

        All obligations of CCA under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived specifically in writing by CCA in whole or in part):

        SECTION 7.01 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by ANTS and/or API 2 in this Agreement shall be true and correct in all material respects as of the date hereof (other than those made as of a specified date) and at and as of the time of the Closing as though such representations and warranties were made at and as of Closing (or such specified date).

        SECTION 7.02 PERFORMANCE. ANTS and API 2 shall have performed and complied with all agreements, obligations, conditions and covenants required by this Agreement to be so complied with or performed prior to Closing.

        SECTION 7.03 CLOSING DOCUMENTS. ANTS and API 2 shall have delivered (or caused to have been delivered) to CCA each of the items to be delivered by ANTS and/or API 2 at Closing pursuant to Section 9.02, together with such other documents (good standing certificates, incumbency certificates, etc.) as CCA or its counsel may reasonably request.

        SECTION 7.04 NO ACTION/PROCEEDING. No Action or Proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein or that could otherwise reasonably be expected to result in (a) a diminution of the benefits to CCA of the transactions contemplated hereby, or (b) an adverse effect on the validity or enforceability of this Agreement or on the ability of ANTS or API 2 to perform their respective obligations hereunder, and no Governmental Authority shall have taken any other action or made any request of CCA, API, ANTS or API 2 as a result of which CCA, ANTS and API 2 (collectively, reasonably and in good faith) deem that to proceed with the transactions hereunder may constitute a violation of Law.

        SECTION 7.05 WAIVER UPON CLOSING. In the event CCA proceeds to close the transactions contemplated hereby on the Closing Date, then all unsatisfied conditions precedent set forth herein shall be deemed to have been waived by CCA.

        SECTION 7.06 CONSENTS. ANTS or API 2 shall have provided to the Authority those written undertakings required by Section 21.3(v) of the Direct Agreement as a condition precedent to the Stock Transfer Consent, and all Orders required to be issued by any Governmental Authority in connection with the recording of the Access Agreement and the Sub-Lease shall have been obtained.

        SECTION 7.07 NO MATERIAL ADVERSE EFFECT. There shall not have occurred since December 29, 2000 any event or events or any development which, individually or in the aggregate, could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or on the ability of ANTS or API 2 to perform their respective obligations hereunder.

                                  ARTICLE VIII
                                  TAX COVENANTS

        SECTION 8.01 SECTION 338 ELECTION.

               (a) API 2 and CCA shall jointly make an election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated under the Code (the "TREASURY REGULATIONS") and any corresponding or similar elections under applicable state, local or foreign Tax law (collectively, a "SECTION 338(H)(10) ELECTION") with respect to the purchase and sale of the Shares in accordance with the provisions of this Section 8.01.

               (b) CCA and API 2 shall report, in connection with the determination of income, franchise or other taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Section 338(h)(10) Election and this Agreement. API 2 shall be responsible for the preparation of two (2) copies of all forms and documents required in connection with the Section 338(h)(10) Election (including Internal Revenue Service Form 8023). Once API 2 properly prepares documents and forms as may be required by applicable Tax laws to complete and make properly the Section 338(h)(10) Election and timely delivers two (2) copies of such forms and documents to CCA, CCA shall execute both copies no later than thirty (30) days following receipt of such forms and timely file one (1) copy of such forms and documents with its appropriate federal income Tax Return with the United States Internal Revenue Service and return the other copy to API 2 for timely filing with the Internal Revenue Service District Director or other appropriate official or office.

               (c) API 2 shall allocate the Purchase Price in the manner required by Code Section 338 and the regulations thereunder. CCA shall file all Tax Returns and statements in connection therewith in a manner consistent with such allocations and shall take no position contrary thereto unless required to do so by applicable Tax laws. CCA shall have the right to review and approve (which approval shall not be unreasonably withheld) any such allocations and any such forms and schedules relating to such allocations, prior to the filing thereof. Any disputes regarding the allocation or the preparation, execution or filing of the forms and documents required in connection with making the Section 338(h)(10) Election shall be resolved in an arbitration to be conducted by a Big Five accounting firm jointly selected by API 2 and CCA (the "SELECTED ACCOUNTING FIRM"), whose fees shall be borne equally by ANTS and/or API 2, on the one hand, and by CCA, on the other hand. Each of the parties to this Agreement shall be bound by the decision of the Selected Accounting Firm rendered in such arbitration.

               (d) To the extent permitted by state, local or foreign Tax laws, the principles and procedures of this Section 8.01 shall also apply with respect to a Section 338(h)(10) Election under state, local, United Kingdom or other foreign law. CCA shall join with API 2 in making any election similar to the
Section 338(h)(10) Election which is optional under any state, local, United Kingdom or other foreign law, and shall cooperate and join in any election made by API 2 to effect such an election so as to treat the transactions contemplated herein as a sale of assets for state, local, United Kingdom or other foreign income Tax purposes.

               (e) Subject to the provisions of Section 10.07, CCA shall be responsible for all federal income Taxes attributable to API for periods ending on or before the Closing Date (including any Tax resulting from the Code Section 338(h)(10) Election). In addition, CCA shall be liable for any state, local, or foreign income Tax attributable to an election under the state, local, or foreign law similar to the election available under Section 338(h)(10) of the Code. Further, if a state, local or foreign jurisdiction does not have provisions similar to the election available under Section 338(h)(10) of the Code, CCA will be liable for any income Tax imposed on API or with respect to API by such state, local and/or foreign jurisdiction resulting from the transactions contemplated by this Agreement.

        SECTION 8.02 PREPARATION OF TAX RETURNS. (a) CCA shall prepare and file, or cause to be prepared and filed, all income and franchise Tax Returns (including for the avoidance of doubt, any computations and returns required for UK Tax or VATA purposes) for API for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice, unless contrary treatment is required by an intervening change in Law. CCA shall permit API 2 to review and comment on each such Tax Return described in the preceding sentence prior to filing, but CCA shall have the final determination as to information to be included in such filed returns. To the extent permitted by applicable Law, CCA shall include any income, gain, loss, deduction or other Tax items for such periods on its Tax Returns.

               (b) For purposes of this Agreement, the amount of Taxes of API attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the "STRADDLE PERIOD") shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period (except to the extent of any extraordinary actions taken by API 2 after the Closing on the Closing Date); provided, however, real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period. Prior to the Closing, CCA shall estimate in good faith the amount, if any, of Taxes attributable to the pre-Closing portion of any Straddle Period and shall subtract from such amount any estimated Tax payments made prior to the Closing Date (the amount so determined being referred to herein as the "ESTIMATED TAXES DUE"). Following the Closing, API 2 shall prepare and timely file all Tax Returns of API for the Straddle Period and shall pay and discharge all Taxes shown to be due on such Tax Returns. If the actual amount of Taxes attributable to the pre-Closing portion of the Straddle Period, less any estimated payments made prior to the Closing Date, exceeds the Estimated Taxes Due, then CCA, subject to the provisions of Section 10.07, shall pay to API 2 the amount of the excess. If the actual amount of Taxes attributable to the pre-Closing portion of the Straddle Period, less any estimated payments made prior to the Closing Date, is less than the Estimated Taxes Due, then API 2 shall pay to CCA the amount of the difference. Any payments by CCA or API 2 hereunder shall be made not later than ten (10) days prior to the due date of the applicable Tax Returns. CCA shall have a reasonable opportunity to review all such Tax Returns, which shall be provided to CCA no later than fifteen (15) business days prior to the due date of such Tax Returns.

               (c) Notwithstanding anything to the contrary in this Agreement, neither API 2 nor CCA shall, or shall permit API to, file any amended Tax Return relating to API (or otherwise change such Tax Returns) with respect to taxable periods ending on or prior to the Closing Date without a written consent of the other party if such amendment adversely affects the other party or API, unless required to do so by Law.

               (d) Any refunds of the Taxes of API, plus any interest received with respect thereto from the applicable taxing authorities for any pre-Closing period (including without limitation) refunds arising from amended Tax Returns filed after the Closing Date) shall be for the account of CCA and, if received by ANTS, API 2 or API shall be paid to CCA within ten (10) calendar days after API 2 or API receives such refund, provided, however, API 2 may elect (or cause API to elect) to carryback losses from post-closing periods to pre-closing periods in which case the refunds attributable to such carryback shall be for the account of API 2. Any refunds or credits of Taxes of API for any Straddle Period shall be apportioned between CCA and API 2 in the same manner as the liability for such Taxes is apportioned above (except as described above with respect to a carryback from a post-closing period).

        SECTION 8.03 RETENTION OF RECORDS. API 2 and CCA shall (and API 2 shall cause API to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of CCA and API 2 shall (and shall cause API to) retain all Books and Records and other Corporate Records with respect to Tax matters pertinent to API relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by API 2 or CCA, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records or other Corporate Records and, if the other party so requests, to allow (or shall cause API to allow) the other party to take possession of such Books and Records or other Corporate Records.

                                   ARTICLE IX
                               CLOSING DELIVERIES

        SECTION 9.01 DELIVERIES BY CCA. At the Closing, CCA shall deliver, or cause to be delivered, to ANTS or API 2 the following (each of which will be reasonably satisfactory to ANTS or API 2):

               (a) The Certificate to be delivered in accordance with the provisions of Section 1.01 hereof.

               (b) A certificate of CCA, dated the Closing Date and executed by the President or the Chief Financial Officer of CCA, on behalf of itself and API, certifying (i) as to the accuracy, in all material respects, of the representations and warranties of CCA at and as of the Closing Date and (ii) that each of CCA and API has performed or complied, in all material respects, with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by each of CCA and API at or prior to the Closing Date.

               (c) An opinion of Stokes Bartholomew Evans & Petree, P.A., as counsel to CCA and API, dated the Closing Date, addressed to ANTS and API 2, to the effect that:

                   (i) Each of CCA and API is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland or Tennessee, as applicable, and has full corporate power and authority to conduct its business as now conducted. Each of CCA and API is duly qualified or authorized to do business and is in good standing in all jurisdictions in which the conduct or nature of its business makes such qualification or licensing necessary except for those jurisdictions where the failure to so qualify would not have, individually or in the aggregate, a Material Adverse Effect.

                   (ii) The authorized capital stock of API consists solely of one thousand (1,000) shares of common stock, no par value per share, of which one thousand (1,000) shares of common stock are issued and outstanding, all of which are owned of record by CCA. Such shares have been duly authorized and validly issued and are fully paid and nonassessable. To the knowledge of such counsel, there are no other shares of capital stock of API outstanding, there are no outstanding Options with respect to API or the Shares, and no securities of API are reserved for issuance for any purpose. Assuming that API 2 acquires the Shares in good faith and without notice of any adverse claim within the meaning of Section 8-105 of the Uniform Commercial Code as in effect in Tennessee (the "UCC"), upon the delivery of the Certificate in accordance with, and in the manner provided in,
Section 1.01 of the Agreement, API 2 will have acquired all of the rights of CCA in the Shares, free, to our knowledge, of any adverse claim within the meaning of Section 8-102(a)(i) of the UCC, or any Lien in favor of API.

                   (iii) CCA has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement (including, without limitation, to own, hold, sell and transfer the Shares). The execution and delivery by CCA of the Agreement, the performance by CCA of its respective obligations thereunder and the consummation by CCA of the transactions contemplated thereby, have been duly and validly authorized by the Board of Directors of CCA, no other corporate action on the part of CCA or its shareholders being necessary.

                   (iv) The Agreement has been duly and validly executed and delivered by CCA and constitutes a legal, valid and binding obligation of CCA, enforceable against CCA in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, liquidation, conservation, dissolution, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and
(ii) the effects of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, (A) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (B) concepts of materiality, reasonableness, good faith and fair dealing.

                   (v) The execution, delivery and performance by CCA of the Agreement and the consummation of the transactions contemplated hereby did not and will not (a) conflict with, violate, or result in the breach of any provision of the charter or bylaws of CCA, API, or any of their respective Subsidiaries, (b) conflict with or result in a violation or breach of any Law or Order of which we are aware applicable to CCA, API, or any of their respective Subsidiaries or Assets and Properties or (c) except as set forth on Schedule 2.04(c) to the Agreement, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require CCA, API, or any of their respective Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (vi) result in the creation or imposition of any Lien upon CCA, API or any of their respective Subsidiaries or any of their respective Assets and Properties under, any Material Contract, the Credit Agreement Documents, the 12% Note Documents and the Subordinated Note Documents, or any Contract or License known to us to which CCA or API or any of their respective Subsidiaries is a party or by which any of their respective Assets and Properties is bound; except in the case of paragraphs (b) and (c)(i)-(vi) only, for such violations, breaches, defaults, consents or filings, terminations or accelerations or other events or matters for which the occurrence or the failure to occur would not have a Material Adverse Effect.

                   (vi) To the knowledge of such counsel, and except for the Stock Transfer Consent and except as set forth on Schedule 2.06 to the Agreement or in respect of any filings, registrations, permits, authorizations, consents, waivers, declarations, orders, approvals or notices required by ANTS or API 2, no Permit, including any filing pursuant to the HSR Act, on the part of CCA, is required in connection with the execution, delivery and performance of the Agreement or the consummation of the transactions contemplated thereby or compliance with the provisions thereof, except for such Permits the failure of which to obtain or make would not have a Material Adverse Effect.

                   (vii) Except as set forth in Schedule 2.14 to the Agreement, to the knowledge of such counsel, there are no Actions or Proceedings or Orders pending or threatened by or against CCA or API which could reasonably be expected, if decided in a manner adverse to CCA or API, to result in liability to API or which could otherwise have a Material Adverse Effect.

               (d) The written resignation of each of the employees, officers and directors of API, accompanied by a written general release by each of them releasing API from any and all claims or Liabilities, and the written termination of any Contract with any independent contractor, each effective as of the Closing Date.

               (e) A copy of the resolutions of the Board of Directors of CCA, on behalf of itself and as the sole shareholder of API, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by CCA, and the consummation of the transactions contemplated hereby, certified by the Secretary of CCA.

               (f) Copies of the material consents, approvals, authorizations, registrations, filings or declarations referred to in Sections 2.06 and 4.01(a) hereof required to be obtained by CCA or API, and all other consents, approvals, authorizations, registrations, filings or declarations required to be obtained by CCA or API for the consummation of the transactions contemplated hereby, all of which shall (i) be in form and substance reasonably satisfactory to API 2,
(ii) have been duly obtained or made, as the case may be, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived (other than any condition to be satisfied by ANTS or API 2) and (iv) be in full force and effect.

               (g) The Corporate Records of API and relevant organizational documents of CCA and API, certified by the Secretaries of each of CCA and API, as applicable.

               (h) Documents evidencing the contribution of the Note to API's capital as described in Section 6.07.

               (i) Documents evidencing the full and unconditional release of all recorded or filed security interests and Liens, if any, on the Shares and the Note and the Assets and Properties of API, including, without limitation, any filed UCC termination statements.

               (j) The Access Agreement and Sub-Lease.

               (k) A letter from Lehman acknowledging the sale of the Certificate to API 2 under this Agreement and that such transaction complies with the Credit Agreement Documents.

               (l) Such other documents as API 2 or its counsel may reasonably request.

        SECTION 9.02 DELIVERIES BY ANTS OR API 2. At the Closing, ANTS or API 2 shall deliver to CCA the following (each of which will be reasonably satisfactory to CCA):

               (a) The Purchase Price as specified in Section 1.02 herein.

               (b) A certificate of ANTS, dated the Closing Date and executed by a Director or any authorized signatory of ANTS, on behalf of itself and API 2, certifying (i) as to the accuracy, in all material respects, of the representations and warranties of ANTS and API 2 at and as of the Closing Date and (ii) that each of ANTS and API 2 has performed or complied, in all material respects, with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by each of ANTS and API 2 at or prior to the Closing Date.

               (c) Copy of the resolutions of the Board of Directors of each of ANTS and API 2 or the power of attorney authorizing the execution, delivery and performance of this Agreement, and the other documents referred to herein to be executed by each of ANTS and API 2 and the consummation of the transactions contemplated hereby, certified by a relevant officer of each of ANTS and API 2, as applicable.

               (d) Copies of the material consents, approvals, authorizations, registrations, filings or declarations referred to in Sections 3.03 and 4.01(b) hereof required to be obtained by ANTS or API 2, and all other consents, approvals, authorizations, registrations, filings or declarations required to be obtained by ANTS or API 2 for the consummation of the transactions contemplated hereby, all of which shall (i) be in form and substance reasonably satisfactory to CCA, (ii) have been duly obtained or made, as the case may be, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived (other than any condition to be satisfied by CCA) and (iv) be in full force and effect.

               (e) The relevant organizational documents of ANTS and API 2, certified by the respective Secretaries of each of ANTS and API 2, as applicable.

               (f) Documents evidencing ANTS' agreement to provide those undertakings required by Section 21.3(v) of the Direct Agreement and/or otherwise satisfy any conditions contained in the Stock Transfer Consent to be satisfied by ANTS or API 2.

               (g) Such other documents as CCA or its counsel may reasonably request.

                                    ARTICLE X
                                 INDEMNIFICATION

        SECTION 10.01 SURVIVABILITY. Notwithstanding any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, CCA, ANTS and API 2 have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement. The representations, warranties, covenants and agreements of CCA, ANTS and API 2 contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.03, 2.05, 2.17, 3.02, 3.05 and 10.06, (b) until three (3) months after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 2.11, 2.12, 2.26, 2.27 and 8.01, (c) until the first anniversary of the Closing in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing or (d) with respect to each other covenant or agreement contained in this Agreement, for one (1) year following the last date on which such covenant or agreement is to be performed, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b) or (c) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Sections 10.02 and 10.03 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Sections 10.02 and 10.03.

        SECTION 10.02 INDEMNIFICATION.

               (a) Subject to the provisions of Section 10.02(b) hereof, CCA shall indemnify, defend and hold harmless ANTS and API 2 and each of its directors, officers, employees, agents and Affiliates in respect of, and from and against, any and all liabilities and Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant, obligation, agreement or condition on the part of CCA or API contained in this Agreement or any certificate or document of CCA or API delivered pursuant to this Agreement.

               (b) The provisions of Section 10.02(a) notwithstanding, if all individual Losses claimed by one party hereto relating to breaches of covenants, obligations, representations and warranties as described above do not exceed (pound)50,000 (or the equivalent amount of United States dollars) in the aggregate, they shall all be deemed not to be Losses for which indemnification is required under this Section 10.02(b), it being intended that there shall be no liability hereunder for the first (pound)50,000 of Losses incurred by each party hereto.

        SECTION 10.03 CAP ON INDEMNIFICATION OBLIGATIONS. The provisions of Sections 10.01 and 10.02 notwithstanding, there shall be no indemnification hereunder for any Losses which in the aggregate exceed the Purchase Price. It is expressly agreed that this Section 10.03 shall not apply to the indemnification provided for in Sections 10.05 and 10.06.

        SECTION 10.04 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any indemnified party under Section 10.02 will be asserted and resolved as follows:

               (a) In the event any claim or demand in respect of which an indemnifying party might seek indemnity under this Article X is asserted against or sought to be collected from such indemnified party by a Person other than CCA, ANTS, API 2 or any Affiliate thereof (a "THIRD PARTY CLAIM"), the indemnified party shall deliver a Claim Notice with reasonable promptness to the indemnifying party. If the indemnified party fails to provide the Claim Notice with reasonable promptness after the indemnified party receives notice of such Third Party Claim, the indemnifying party will not be obligated to indemnify the indemnified party with respect to such Third Party Claim to the extent that the indemnifying party's ability to defend has been irreparably prejudiced by such failure of the indemnified party. The indemnifying party will notify the indemnified party as soon as practicable within the Dispute Period whether the indemnifying party disputes its liability to the indemnified party under this
Article X and whether the indemnifying party desires, at its sole cost and expense, to defend the indemnified party against such Third Party Claim.

                   (i) If the indemnifying party notifies the indemnified party within the Dispute Period that the indemnifying party desires to defend the indemnified party with respect to the Third Party Claim pursuant to this Section 10.04(a), then the indemnifying party will have the right to defend, with counsel reasonably satisfactory to the indemnified party, at the sole cost and expense of the indemnifying party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the indemnifying party to a final conclusion or will be settled at the discretion of the indemnifying party (but only with the consent of the indemnified party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the indemnified party will not be indemnified in full pursuant to this Article X). The indemnifying party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the indemnified party may, at the sole cost and expense of the indemnified party, at any time prior to the indemnifying party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the indemnified party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the indemnifying party, the indemnified party will, at the sole cost and expense of the indemnifying party, provide reasonable cooperation to the indemnifying party in contesting any Third Party Claim that the indemnifying party elects to contest. The indemnified party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the indemnifying party pursuant to this clause (i), and except as provided in the preceding sentence, the indemnified party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the indemnified party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under this Article X with respect to such Third Party Claim.

                   (ii) If the indemnifying party fails to notify the indemnified party within the Dispute Period that the indemnifying party desires to defend the Third Party Claim pursuant to Section 10.04(a), or if the indemnifying party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the indemnifying party fails to give any notice whatsoever within the Dispute Period, then the indemnified party will have the right to defend, at the sole cost and expense of the indemnifying party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the indemnified party in a reasonable manner and in good faith or will be settled at the discretion of the indemnified party. The indemnified party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the indemnified party, the indemnifying party will, at the sole cost and expense of the indemnifying party, provide reasonable cooperation to the indemnified party and its counsel in contesting any Third Party Claim which the indemnified party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the indemnifying party has notified the indemnified party within the Dispute Period that the indemnifying party disputes its liability hereunder to the indemnified party with respect to such Third Party Claim and if such dispute is resolved in favor of the indemnifying party in the manner provided in clause
(iii) below, the indemnifying party will not be required to bear the costs and expenses of the indemnified party's defense pursuant to this clause (ii) or of the indemnifying party's participation therein at the indemnified party's request, and the indemnified party will reimburse the indemnifying party in full for all reasonable costs and expenses incurred by the indemnifying party in connection with such litigation. The indemnifying party may participate in, but not control, any defense or settlement controlled by the indemnified party pursuant to this clause (ii), and the indemnifying party will bear its own costs and expenses with respect to such participation.

                   (iii) If the indemnifying party notifies the indemnified party that it does not dispute its liability to the indemnified party with respect to the Third Party Claim under Article X or fails to notify the indemnified party within the Dispute Period whether the indemnifying party disputes its liability to the indemnified party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the indemnifying party under this Article X and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

               (b) In the event any indemnified party should have a claim under this Article X against any indemnifying party that does not involve a Third Party Claim, the indemnified party shall deliver an Indemnity Notice with reasonable promptness to the indemnifying party. The failure by any indemnified party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an indemnifying party demonstrates that it has been irreparably prejudiced thereby. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such Indemnity Notice or fails to notify the indemnified party within the Dispute Period whether the indemnifying party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the indemnifying party under this Article X and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

               (c) In the event of any Loss resulting from a misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement as to which an indemnified party would be entitled to claim indemnity under Section 10.02 but for the provisions of paragraph (c) thereof, such indemnified party may nevertheless deliver a written notice to the indemnifying party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. If the indemnifying party notifies the indemnified party that it does not dispute the claim described therein or fails to notify the indemnified party within the Dispute Period whether the indemnifying party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the indemnified party for purposes of making the determination set forth in paragraph (c) of Section 10.02. If the indemnifying party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

        SECTION 10.05 TAX INDEMNIFICATION.

               (a) CCA agrees to indemnify, defend and hold harmless API 2, its affiliates (including API) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) against (A) all Taxes imposed on API or asserted against the properties, income or operations of API for any taxable period of API ending on or prior to the Closing Date including the pre-Closing portion of any Straddle Period; (B) the Taxes described in Section 8.01 relating to the election under Code Section 338(h)(10); (C) Taxes of another Person claimed from API as a result of API being included prior to the Closing Date in a combined, consolidated or unitary tax group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or, as a transferee or successor, by contract or otherwise; and (D) being treated as a member of a group, or having been controlled by any Person for United Kingdom Tax purposes.

               (b) Each of CCA and API 2 shall notify the other party in writing within thirty (30) calendar days of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a "TAX CONTEST") that could reasonably be expected to result in an indemnification obligation under this Section 10.05 of such other party pursuant to this Section 10.05. If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have adversely affected the indemnifying party's ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim or demand for which the indemnified party is entitled to indemnification hereunder. If a Tax Contest relates to any pre-Closing period or to any Taxes for which CCA is liable in full hereunder, CCA shall at its expense control the defense and settlement of such Tax Contest. If such Tax Contest relates to any post-Closing period, API 2 shall at its own expense control the defense and settlement of such Tax Contest. Notwithstanding the foregoing CCA shall not agree to any settlement concerning Taxes for a pre-Closing period which may adversely impact API 2, API or its Subsidiaries for a post-Closing period or the Tax attributes of API or its Subsidiaries without the prior written consent of API 2, which consent shall not be unreasonably conditioned or withheld. The party not in control of the defense shall have the right to be kept fully informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Tax Contest (through attendance at meetings) at its own expense, including through its own counsel and other professional experts. API 2 and CCA shall jointly represent and control API in any Tax Contest relating to a Straddle Period, and fees and expenses related to such representation shall be paid equally by API 2 and CCA.

               (c) In the event that a dispute arises between CCA and API 2 as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to API, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to an independent accounting firm mutually chosen by API 2 and CCA for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent account firm in resolving this dispute shall be borne equally by CCA and API 2.

               (d) This Section 10.05 shall survive until three months after the expiration of the statute of limitations with respect to the applicable Tax (including all periods of extension, whether automatic or permissive).

        SECTION 10.06 PLAN INDEMNIFICATION. On and after the Closing, API and API 2 shall not be liable for, or assume, and, CCA and any Affiliate thereof expressly agree to remain liable for, and to indemnify, defend and hold harmless ANTS and API 2 and each of their respective directors, officers, employees, agents and Affiliates in respect of, and from and against all liabilities and Losses relating or pertaining to any Company Plan, or otherwise pertaining to the employment or other services of any present or former employees or independent contractors of API.

        SECTION 10.07 ADDITIONAL TAX INDEMNIFICATION MATTERS. The indemnity contained in Section 10.05(a) shall not apply:

               (a) to any liability for Tax to the extent that the Tax giving rise to the same has been paid by CCA;

               (b) to any liability for Tax to the extent that the same shall have arisen by reason of any act, omission or transaction of API and/or ANTS or API 2 after the Closing otherwise than by reason of the Section 338(h)(10) Election or in the ordinary course of the business of API conducted at the time of Closing or as otherwise described herein;

               (c) to any liability for Tax to the extent that the same would not have arisen or is increased as a result of any failure by API, ANTS or API 2 to comply with their respective obligations under this Agreement;

               (d) to any liability for Tax to the extent that it would not have arisen but for the passing of or any change in, after the date of this Agreement, any Law or Order or an increase in the rate of Tax or any imposition of Tax not actually or prospectively in force at the date of this Agreement;

               (e) to any liability for Tax to the extent that the liability giving rise to the claim for the Tax in question results in a current reduction in Tax;

               (f) to the extent that any amount otherwise subject to the covenant contained in Section 10.05(a) has been recovered under this Agreement.

        SECTION 10.08 LIMITATION ON TAX LIABILITY. Notwithstanding any other provisions of this Agreement, CCA shall not be liable for any liability for Tax under this Agreement where the total liability for the Tax in question would (but for this Section) have been less than (pound)25,000 in the aggregate.

                                   ARTICLE XI
                                  MISCELLANEOUS

        SECTION 11.01 STATEMENTS AS REPRESENTATIONS. All statements contained in any certificate, schedule, list, document or other writing delivered by a party pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties of such party for all purposes of this Agreement.

        SECTION 11.02 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

        SECTION 11.03 EXPENSES. Each party hereto shall be responsible for all of its own legal, accounting, and other advisory costs, fees and expenses incurred in the preparation of this Agreement and the performance of its terms and provisions subject, however, to the following:

               (a) If the transactions contemplated by this Agreement do not occur due to the failure to obtain the Stock Transfer Consent or any consent listed on Schedule 2.06, ANTS' and API 2's liability for any costs, fees and expenses described above incurred during the period from January 14, 2001 until the date of termination of this Agreement as the result of the failure to obtain such consents shall not exceed fifty percent (50%) of its total costs, fees and expenses incurred during such period, subject to a monetary cap of (pound)40,000 (including VAT)(the "CAP"). CCA shall be responsible for such costs, fees and expenses of ANTS and API 2 incurred during such period exceeding the Cap and for fifty percent (50%) of the Cap (the "EXCESS COSTS"). ANTS and API 2 shall provide to CCA copies of all bills, statements, invoices and such other supporting documentation reasonably required by CCA to evidence the Excess Costs. CCA shall pay the Excess Costs promptly within fifteen (15) days following receipt of such documentation.

               (b) If CCA terminates this Agreement other than pursuant to Sections 5.01(a), (d), (e), (g) or (h) herein or if API 2 terminates this Agreement pursuant to Section 5.01(b) herein, CCA shall be responsible for all of the costs, fees and expenses of ANTS and API 2 described above

(the "TOTAL COSTS"). ANTS and API 2 shall provide to CCA copies of all bills, statements and invoices and such other supporting documentation reasonably required by CCA to evidence the Total Costs. CCA shall pay the Total Costs promptly within thirty (30) days following its receipt of such documentation.

        SECTION 11.04 NOTICES. Any notice, request, demand, instruction or other communication hereunder shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a nationally recognized delivery service, or (d) sent by facsimile transmission, and addressed as follows:

        IF TO CCA TO:
        Corrections Corporation of America
        10 Burton Hills Boulevard
        Nashville, Tennessee 37215
        Telephone:     (615) 263-3002
        Facsimile:     (615) 263-3010
        Attention:     John D. Ferguson, President and Chief Executive Officer

        WITH A COPY TO:
        Stokes Bartholomew Evans & Petree, P.A.
        424 Church Street, Suite 2800
        Nashville, Tennessee  37219
        Telephone:     (615) 259-1450
        Facsimile:     (615) 259-1470
        Attention:     Elizabeth E. Moore, Esq.

        IF TO API 2 TO:
        c/o Abbey National Treasury Services PLC
        26-28 Dorset Square
        London NW1 6QG
        Telephone:     44 207 612 4000
        Facsimile:     44 207 487 0543
        Attention:     W. R. Doughty, Deputy Head of Project Finance

        WITH A COPY TO:
        Clifford Chance Rogers & Wells LLP
        200 Park Avenue
        New York, New York 10166-0153
        Telephone:     (212) 878-8000
        Facsimile:     (212) 878-8375
        Attention:     Bonnie A. Barsamian, Esq.

        and

        Clifford Chance LLP
        200 Aldersgate Street
        London EC1A 4JJ, England
        Telephone:     44 207 600 1000
        Facsimile:     44 207 600 5555
        Attention:     David Bickerton, Esq.

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request, demand, instruction and other communication shall be deemed to be duly received: (a) if delivered in person or by a nationally recognized delivery service, on the date when delivered to the address of the recipient; (b) if sent by mail, on the date of receipt by the recipient as shown on the return receipt card; or (c) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, request, demand, instruction or other communication is served by hand or is received by facsimile on a day which is not a Business Day, as hereinafter defined, or after 5:00 P.M. at the addressee's location on any Business Day, such notice or communication shall be deemed to be duly received by the recipient at 9:00 A.M. at the addressee's location on the first Business Day thereafter.

        SECTION 11.05 DEFINITIONS.

               (a) "ACTIONS OR PROCEEDINGS" has the meaning assigned to it in
Section 2.14.

               (b) "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

               (c) "AFFILIATED GROUP" shall mean any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, Federal or foreign law).

               (d) "AGECROFT AGREEMENTS" means (i) the Direct Agreement dated July 6, 1998, between API, H.M. Principal Secretary of State for the Home Department (the "AUTHORITY"), Agecroft Prison Management Limited, a company incorporated in England and Wales ("APM"), Corrections Corporation of America, a Tennessee corporation ("OLD CCA") and predecessor in interest to CCA, and CCA Prison Realty Trust, a Maryland real estate investment trust ("CCA TRUST") and predecessor in interest to CCA (the "DIRECT AGREEMENT"), (ii) the Sub-Lease of Agecroft Prison, Agecroft Road, Pendlebury, Salford, Greater Manchester, dated July 6, 1998, between API and APM (the "SUB-LEASE"), (iii) the Access Agreement, dated January 20, 2000, among APM, API and CCA Trust (the "ACCESS AGREEMENT"), (iv) the Development Agreement, dated July 6, 1998, between API and APM (the "DEVELOPMENT AGREEMENT"),(v) the Refinancing Agreement, dated July 6, 1998, between APM, Old CCA, CCA Trust and API (the "REFINANCING AGREEMENT"), (vi) the Construction Direct Agreement, dated July 6, 1998, between APM, Tilbury Douglas Construction Limited ("TILBURY"), API and Tilbury Douglas plc ("TILBURY PARENT") (the "CONSTRUCTION DIRECT AGREEMENT"), (vii) the Construction Contract, dated July 6, 1998, between API and Tilbury, (viii) the Parent Guarantee, dated July 6, 1998, between API and Tilbury Parent, (ix) the Performance Bond, dated July 6, 1998, between API, Tilbury and St. Paul International Insurance Company Limited ("ST. PAUL"), (x) the Retention Bond, dated July 6, 1998, between API, Tilbury and St. Paul, and (xi) the Appointment of Planning Supervisor, dated July 6, 1998, between API and Ove Arup & Partners.

               (e) "AGREEMENT" has the meaning assigned to it in the introductory paragraph hereto.

               (f) "AMC" has the meaning assigned to it in Section 11.18.

               (g) "ANTS" has the meaning assigned to it in the introductory paragraph hereto.

               (h) "API" has the meaning assigned to it in the recitals hereto.

               (i) "API 2" has the meaning assigned to it in the introductory paragraph hereto.

               (j) "API FINANCIAL STATEMENTS" has the meaning assigned to it in
Section 2.08(a).

               (k) "APM" has the meaning assigned to it in Section 11.05(d).

               (l) "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

               (m) "ASSOCIATE" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

               (n) "AUTHORITY" has the meaning assigned to it in Section
11.05(d).

               (o) "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the business or condition of API, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

               (p) "BUSINESS COMBINATION" means with respect to any Person any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

               (q) "BUSINESS DAY" shall mean any calendar day other than a Saturday, Sunday or legal holiday at the addressee's location.

               (r) "CAP" has the meaning assigned to it in Section 11.03(a).

               (s) "CCA" has the meaning assigned to it in the introductory paragraph hereto.

               (t) "CCA FINANCIAL STATEMENTS" has the meaning assigned to it in
Section 2.07(b).

               (u) "CCA SEC REPORTS" has the meaning assigned to it in Section 2.07(a).

               (v) "CCA TRUST" has the meaning assigned to it in Section
11.05(d).

               (w) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

               (x) "CERTIFICATE" has the meaning assigned to it in Section 1.01.

               (y) "CLAIM NOTICE" shall mean written notification of a Third Party Claim as to which indemnity under Section 10.02 is sought by an indemnified party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the indemnified party's claim against the indemnifying party under Section 10.02, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

               (z) "CLOSING" has the meaning assigned to it in Section 1.03.

               (aa) "CLOSING DATE" has the meaning assigned to it in Section
1.03.

               (bb) "CODE" has the meaning assigned to it in Section 2.12(b).

               (cc) "COMPANY PLAN" means a Plan which CCA, API or any ERISA Affiliate, sponsors, maintains, has any obligation to contribute to, has liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of CCA or API existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing and, in the case of a Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement.

               (dd) "CONTRACT" means any agreement, understanding, lease, mortgage, indenture, note, bond, loan, instrument, security agreement, license, commitment or other contract (whether written or oral).

               (ee) "CORPORATE RECORDS" has the meaning assigned to it in
Section 2.18.

               (ff) "CREDIT AGREEMENT DOCUMENTS" means the Amended and Restated Credit Agreement, dated as of August 4, 1999, among CCA, certain Subsidiaries, several lenders thereunder, Lehman, as administrative agent, and various other parties, as amended by that certain Waiver and Amendment, dated as of June 9, 2000, that certain Limited Waiver and Consent, dated as of September 15, 2000, that certain Consent and Amendment, dated as of November 17, 2000 and that certain Amendment, dated as of March 13, 2001 (as amended to the Closing Date, and together with the various debt instruments and all waivers and other documents issued thereunder).

               (gg) "DCMF AGREEMENT" shall mean the Contract for the Design, Construction, Management and Financing of a Custodial Service at Agecroft, Salford, dated July 6, 1998, between the Authority and APM.

               (hh) "DEED OF NOVATION" shall mean the Deed of Novation to be entered into as of the Closing Date, between the Authority, APM, API, CCA, ANTS and API 2.

               (ii) "DIRECT AGREEMENT" has the meaning assigned to it in Section 11.05(d).

               (jj) "DISPUTE PERIOD" means the period ending thirty (30) calendar days following receipt by an indemnifying party of either a Claim Notice or an Indemnity Notice.

               (kk) "ENVIRONMENTAL LAW" means any Law relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material.

               (ll) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

               (mm) "ERISA AFFILIATE" means an entity required to be aggregated with API under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

               (nn) "ESTIMATED TAXES DUE" has the meaning assigned to it in
Section 8.02(b).

               (oo) "EXCESS COSTS" has the meaning assigned to it in Section 11.03(a).

               (pp) "EXCHANGE ACT" has the meaning assigned to it in Section 2.07(a).

               (qq) "GAAP" has the meaning assigned to it in Section 2.07(b).

               (rr) "GOVERNMENTAL AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality or any other self regulatory organization of the United States, any foreign country or any state, county, city or other political subdivision of the United States or any foreign country.

               (ss) "GOVERNMENTAL CONTRACT" means any contract with any Governmental Authority.

               (tt) "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
(PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "medical wastes," "solid wastes" or words of similar import, under any Environmental Law; and (C) any other natural or artificial chemical, material, substance, organism or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority or proves to be harmful to the environment or a living organism or which is prohibited or restricted under Environmental Law.

               (uu) "HSR ACT" has the meaning assigned to it in Section 2.06.

               (vv) "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

               (ww) "INDEMNITY NOTICE" shall mean written notice of a claim for indemnity under Article X by an indemnified party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

               (xx) "INDICATIVE PROPOSAL" has the meaning assigned to it in
Section 11.09.

               (yy) "INVESTMENT ASSET" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by API.

               (zz) "KNOWLEDGE OF CCA," "KNOWN TO CCA," "KNOWLEDGE OF ANTS AND/OR API 2," or "KNOWN TO ANTS AND/OR API 2" or other words of similar meaning shall be limited to the actual knowledge of the President or Chief Financial Officer of CCA, or the Chief Executive or Company Secretary of ANTS or API 2, as the case may be, without any obligation on the part of any such officer of any such party to undertake any inquiry or investigation.

               (aaa) "LATEST BALANCE SHEET" has the meaning assigned to it in
Section 2.08(a).

               (bbb) "LATEST INCOME STATEMENT" has the meaning assigned to it in Section 2.08(a).

               (ccc) "LAWS" means all laws, statutes, rules, regulations, orders and other governmental requirements and pronouncements having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

               (ddd) "LEASE" shall mean the Lease of Agecroft Prison, Agecroft Road, Pendlebury, Salford, Greater Manchester, dated July 6, 1998, among the Authority, UK Detention Services Limited, a company incorporated in England and Wales ("UKDS") and APM.

               (eee) "LEHMAN" means Lehman Commercial Paper Inc., as administrative agent under the Credit Agreement Documents.

               (fff) "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

               (ggg) "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority or Person.

               (hhh) "LIEN" means any lien, pledge, hypothecation, encumbrance, mortgage, charge, security interest, claim, lease, option, right of first refusal, easement, exception, reservation, transfer restriction under any shareholder or similar agreement, conditional sale or title retention Contract, or any Contract to give any of the foregoing.

               (iii) "LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

               (jjj) "MATERIAL ADVERSE EFFECT" shall mean any change, effect, event, circumstance or occurrence that, individually or in the aggregate, has or causes or is reasonably likely to have or cause (i) an adverse effect on the validity or enforceability of, or on the ability of CCA or API to perform their respective obligations under, this Agreement or any of the Agecroft Agreements, or, to the knowledge of CCA, an adverse effect on the ability of any Person to perform its obligations under any of the Agecroft Agreements, the DCMF Agreement, the Lease or the O&M Contract, or (ii) a material adverse effect on the Assets and Properties, business, operations, financial position or results of operations, prospects or condition (financial or otherwise) of API.

               (kkk) "MATERIAL CONTRACT" has the meaning assigned to it in
Section 2.13(a).

               (lll) "MDP PURCHASE AGREEMENT" means the Note Purchase Agreement, dated as of December 31, 1998, between MDP Ventures IV LLC, a New York limited liability company, and CCA (as amended or replaced to the Closing Date) pursuant to which the MDP Subordinated Notes were issued.

               (mmm) "MDP SUBORDINATED NOTES" refers to all 9.5% Convertible Subordinated Notes (as amended or replaced to the Closing Date, and together with all other instruments issued in replacement of any of them) issued under the MDP Purchase Agreement.

               (nnn) "NOTE" has the meaning assigned to it in Section 2.05(b).

               (ooo) "OLD CCA" has the meaning assigned to it in Section
11.05(d).

               (ppp) "O&M CONTRACT" shall mean the Operation and Management Contract, dated July 6, 1998, between APM and UKDS, as amended.

               (qqq) "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right, preemptive right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

               (rrr) "ORDER" means any writ, judgment, decree, award, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

               (sss) "PBGC" means the Pension Benefit Guaranty Corporation.

               (ttt) "PERMIT" has the meaning assigned to it in Section 2.06.

               (uuu) "PERMITTED LIEN" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business or by operation of Law; including, but not limited to, overriding interests (as defined in UK Section 70(1) of the Land Registration Act of 1925), and (iii) any minor imperfection of title or similar lien or encumbrance which individually or in the aggregate with other such imperfections of title, Liens or encumbrances could not reasonably be expected to have a Material Adverse Effect.

               (vvv) "PERSON" shall mean an individual, a corporation, a company, a partnership, a joint venture, an association, a joint stock company, a trust (including any beneficiary thereof), an incorporated or unincorporated organization or a government or any agency or political subdivision thereof or any other entity.

               (www) "PLAN" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

               (xxx) "PMI PURCHASE AGREEMENT" means the Note Purchase Agreement, dated as of December 31, 1998 (as amended or replaced to the Closing Date), between PMI Mezzanine Fund, L.P., a Delaware limited partnership, and CCA, pursuant to which the PMI Subordinated Notes were issued.

               (yyy) "PMI SUBORDINATED NOTES" refers to all 7.5% Convertible Subordinated Notes (as amended or replaced to the Closing Date, and together with all other instruments issued in replacement of any of them) issued under the PMI Purchase Agreement.

               (zzz) "PROJECT" has the meaning assigned to it in the recitals hereto.

               (aaaa) "PURCHASE PRICE" has the meaning assigned to it in
Section 1.02.

               (bbbb) "RELIEF" means any allowance, credit, exemption, deduction or relief from or in computing Tax or any right to the repayment of Tax.

               (cccc) "REPRESENTATIVES" has the meaning assigned to it in
Section 4.04.

               (dddd) "RESOLUTION PERIOD" shall mean the period ending forty-five (45) calendar days following receipt by an indemnified party of a Dispute Notice.

               (eeee) "RETENTION AMOUNT" has the meaning assigned to it in
Section 11.18.

               (ffff) "SEC" has the meaning assigned to it in Section 2.07(a).

               (gggg) "SECTION 338(H)(10) ELECTION" has the meaning assigned to it in Section 8.01(a).

               (hhhh) "SECURITIES ACT" has the meaning assigned to it in Section 2.07(a).

               (iiii) "SELECTED ACCOUNTING FIRM" has the meaning assigned to it in Section 8.01(c).

               (jjjj) "SHARES" has the meaning assigned to it in the recitals hereto.

               (kkkk) "STAMP DUTY" has the meaning assigned to it in Section 11.18.

               (llll) "STOCK TRANSFER CONSENT" means the consent of the Authority to the transfer of the Shares by CCA to API 2 pursuant to the terms and conditions of Section 21 of the Direct Agreement.

               (mmmm) "STRADDLE PERIOD" has the meaning assigned to it in
Section 8.02(b).

               (nnnn) "SUBORDINATED NOTE DOCUMENTS" refers, collectively, to the Subordinated Notes, the MDP Purchase Agreement and the PMI Purchase Agreement.

               (oooo) "SUBORDINATED NOTES" refers, collectively, to the PMI Subordinated Notes and the MDP Subordinated Notes.

               (pppp) "SUBSIDIARY" means any Person in which CCA, API, ANTS or API 2, as the case may be, directly or indirectly through one or more Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests or the voting control.

               (qqqq) "TAX" has the meaning assigned to it in Section 2.12(b).

               (rrrr) "TAX CONTEST" has the meaning assigned to it in Section 10.05(b).

               (ssss) "TAX RETURNS" has the meaning assigned to it in Section 2.12(a).

               (tttt) "THIRD PARTY CLAIM" has the meaning assigned to it in
Section 10.04(a).

               (uuuu) "TITLE IV PLAN" means any Company Plan that is or has ever been subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA.

               (vvvv) "TOTAL COSTS" has the meaning assigned to it in Section 11.03(b).

               (wwww) "TREASURY REGULATIONS" has the meaning assigned to it in
Section 8.01(a).

               (xxxx) "UKDS" has the meaning assigned to it in Section
11.05(ddd).

               (yyyy) "VATA" has the meaning assigned to it in Section 2.12(m).

               (zzzz) "12% NOTES" means the 12% Senior Notes Due 2006 (as amended or replaced to the Closing Date).

               (aaaaa) "12% NOTE DOCUMENTS" means, collectively, the 12% Notes, the 12% Note Indenture and the 12% Note Supplemental Indenture.

               (bbbbb) "12% NOTE INDENTURE" means the Indenture, dated as of June 10, 1999, by CCA to State Street Bank and Trust Company as Trustee ("STATE STREET") (as amended or replaced to the Closing Date) pursuant to which the 12% Notes were issued.

               (ccccc) "12% NOTE SUPPLEMENTAL INDENTURE" means the First Supplemental Indenture, dated as of June 11, 1999, by CCA to State Street (as amended or replaced to the Closing Date) pursuant to which the 12%Notes were issued.

               (ddddd) "1940 ACT" has the meaning assigned to it in Section
2.19.

        SECTION 11.06 FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

        SECTION 11.07 GOVERNING LAW. All questions with respect to this Agreement and the rights and liabilities of the parties shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to principles of conflicts of law, and, where applicable, the laws of the United States of America.

        SECTION 11.08 CAPTIONS. The captions or headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        SECTION 11.09 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter, and it is understood and agreed by the parties that this Agreement supersedes all previous undertakings, negotiations and agreements between the parties with regard to its subject matter, including, but not limited to, the Indicative Proposal from ANTS dated December 22, 2000, and accepted by CCA on December 29, 2000 (the "INDICATIVE PROPOSAL"). There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement may be amended only by a written instrument duly executed by all parties hereto or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

        SECTION 11.10 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        SECTION 11.11 SEVERABILITY. The invalidity, illegality or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted. Furthermore, in lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and as may be valid, legal, and enforceable.

        SECTION 11.12 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however that API 2 may assign this agreement to any Affiliate upon written consent of CCA, which will not be unreasonably conditioned or withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        SECTION 11.13 PARTIES IN INTEREST. Notwithstanding anything contained in this Agreement to the contrary, express or implied, is intended to confer on any person other than the parties hereto or their respective permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Such provisions may be enforced directly by the beneficiaries thereof.

        SECTION 11.14 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy, or right provided herein or otherwise available to either party hereunder: (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification, or impairment will be implied by reason of any previous waiver, extension of time, delay, omission in exercise, or other indulgence.

        SECTION 11.15 TRANSFER TAXES. API 2 shall be responsible for the filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes imposed on API 2 as the purchaser of the Shares and incurred in connection with this Agreement or any transaction contemplated thereby, provided, however, that CCA shall be responsible for the payment of such Taxes and shall reimburse API 2 for the amount of such Taxes upon evidence of receipt.

        SECTION 11.16 CHARACTER OF PAYMENTS. To the extent permitted by applicable law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the purchase price.

        SECTION 11.17 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article X.

        SECTION 11.18 STAMP DUTY. On the Closing Date, the amount of (pound)250,000 of the Purchase Price (the "RETENTION AMOUNT") shall be paid by API 2 to the client account of Ashurst Morris Crisp ("AMC") for CCA for the payment of the stamp duties and any penalty, interest, surcharge and fine in respect thereof (if any) due on the Access Agreement and the Sub-Lease (the "STAMP DUTY"). CCA shall at the same time irrevocably instruct AMC to present the Access Agreement and the Sub-Lease to the Stamp Office for adjudication of such Stamp Duty on behalf of CCA as soon as practicable after the Closing, and, upon receipt by AMC of such adjudication from the Stamp Office, shall irrevocably instruct AMC to pay out of the Retention Amount the amount so adjudicated as the Stamp Duty to the Stamp Office. The balance, if any, of the Retention Amount, including all interest thereon, after payment of the Stamp Duty shall be paid to or on behalf of CCA, as directed by CCA. If the actual amount of Stamp Duty so adjudicated exceeds the Retention Amount, including all interest thereon, then CCA shall pay to AMC the amount of the excess not later than ten (10) days following receipt by CCA of the adjudication, and CCA shall irrevocably instruct AMC to pay the Stamp Duty to the Stamp Office on its behalf out of such monies. CCA shall irrevocably instruct AMC to provide to API 2 evidence of the payment of the Stamp Duty promptly following the payment by AMC on its behalf.

        SECTION 11.19 PAYMENT OF VAT RECEIVABLE. On or prior to the Closing Date, CCA shall pay to or for the benefit of API the VAT receivable shown on the Latest Balance Sheet in the amount of (pound)74,141.73, which CCA received from APM for or on behalf of API.

        SECTION 11.20 POST-CLOSING MATTERS. The Deed of Novation shall be executed immediately following the Closing and become effective on the Effective Date (as defined in the Deed of Novation) and the executed Access Agreement and the executed Sub-Lease shall be delivered following Closing in accordance with the terms and provisions of Section 11.18 herein.


                           [Signature page to follow]

        IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

                                          ABBEY NATIONAL TREASURY SERVICES, PLC


                                          By:      /s/ William R. Doughty
                                             -----------------------------------
                                          Name:       William R. Doughty
                                               ---------------------------------
                                          Title:     Authorized Signatory
                                                --------------------------------


                                          AGECROFT PROPERTIES (NO. 2) LIMITED


                                          By:      /s/ William R. Doughty
                                             -----------------------------------
                                          Name:       William R. Doughty
                                               ---------------------------------
                                          Title:     Authorized Signatory
                                                --------------------------------



                                          CORRECTIONS CORPORATION OF AMERICA


                                          By:      /s/ Irving E. Lingo, Jr.
                                             -----------------------------------
                                          Name:       Irving E. Lingo, Jr.
                                               ---------------------------------
                                          Title:     Chief Financial Officer
                                                --------------------------------

                       [Schedules intentionally omitted]